SECURITIES AND EXCHANGE COMMISSION
                            Washington, D. C.  20549


                                   FORM U-3A-2


                                File No.  69-373


                 Statement by Holding Company Claiming Exemption
                      Under Rule U-3A-2 from the Provisions
                of the Public Utility Holding Company Act of 1935


                      To be filed annually prior to March 1


                                LG&E ENERGY CORP.
                                (Name of Company)

hereby files with the Securities and Exchange Commission, pursuant to Rule 2, its statement claiming exemption as a holding company from the provisions of the Public Utility Holding Company Act of 1935. In support of such claim for exemption the following information is submitted:

1. Name, State of organization, location and nature of business of claimant and every subsidiary thereof, other than any exempt wholesale generator
   (EWG) or foreign utility company in which claimant directly or indirectly holds an interest.

LG&E Energy Corp. (Company) is a public utility holding company which is incorporated in the Commonwealth of Kentucky and located in Louisville, Kentucky. The Company was formed in 1989 to acquire or hold stock of other corporations providing energy related services. The company has three first-tier subsidiaries: Louisville Gas and Electric Company (LG&E), LG&E Energy Systems Inc. (Energy Systems), and LG&E Gas Systems Inc. (Gas Systems). The Company is also the sole member of LG&E Energy Foundation Inc., a Kentucky non-profit corporation. The Company became the holding company of LG&E pursuant to a mandatory share exchange effective August 17, 1990. (Reference is made to the Company's Annual Report on Form 10-K for the year ended December 31, 1996, to be available after March 31, 1997, and hereby incorporated by reference, for additional information concerning the business of the Company.)

Louisville Gas and Electric Company

LG&E is the only subsidiary of the Company that is a public utility company under the Public Utility Holding Company Act of 1935 (the Act). LG&E's conduct and rates in Kentucky are regulated by the Public Service Commission of Kentucky. LG&E is incorporated in the Commonwealth of Kentucky and has its principal executive offices in Louisville, Kentucky. LG&E's principal busi-nesses are the generation, transmission, distribution and sale of electric energy and the transmission, distribution and sale of natural gas in the Louisville metropolitan area. (Reference is made to LG&E's annual report on Form 10-K for the year ended December 31, 1996, to be available after March 31, 1997, and hereby incorporated by reference, for additional information concern-ing the business of LG&E.)

LG&E Energy Systems Inc.

Energy Systems was incorporated in 1991 in the Commonwealth of Kentucky and has its principal executive offices in Louisville, Kentucky. Energy Systems indirectly owns all electric power-related non-utility business activities of LG&E Energy Corp. Energy Systems has six wholly-owned first-tier subsidiaries:
LG&E Power Inc. (LPI); LG&E International Inc. (LII); LNGCG Inc.; LNGCL Inc; Enertech Inc. and LG&E Home Services Inc.

LG&E Power Inc.

LPI was incorporated in Delaware in 1986 and its principal executive offices are located in Louisville, Kentucky. LPI, through its subsidiaries, is engaged in the development, design, construction, operation and ownership of electric plants and cogeneration facilities in the United States and in foreign coun-tries. All of the power plants and cogeneration facilities in which LPI or its subsidiaries maintain an ownership interest are either qualifying facilities under the Public Utility Regulatory Policies Act, or exempt wholesale genera-tors (EWGs) or foreign utility companies (FUCOs) under the Public Utility Holding Company Act of 1935. LG&E Power Marketing Inc., a subsidiary of LPI, is also engaged in the trading and marketing of electric power.

The name, state of organization, location and nature of business for the direct and indirect corporate subsidiaries of LPI are as follows (a key to the nature-of-business and location codes follows the list):

                                      State of               Nature
Name of                               Organ-    Loca-        of Busi-
Company                               ization   tion         ness

LG&E Power Engineers
   and Constructors Inc.              CA        (A)          (A)
 LG&E Power Constructors, Inc.        CA        (A)          (B)
 Ultraclean Incorporated              CA        (A)          (C)
LG&E Power Operating
 Services Inc.                        CA        (A)          (D)
LG&E Power Operations Inc.            CA        (A)          (E)
 HD/WS Corporation
    (70% ownership interest)          CA        (A)          (F)
 LG&E Power 5 Incorporated            CA        (A)          (G)
 LG&E Power 6 Incorporated            CA        (A)          (G)
 LG&E Power 11 Incorporated           CA        (A)          (G)
 LG&E Southampton Incorporated        CA        (A)          (G)
 LG&E Power 12 Incorporated           CA        (A)          (G)
 LG&E Altavista Incorporated          CA        (A)          (G)
 LG&E Power 13 Incorporated           CA        (A)          (G)
 LG&E Hopewell Incorporated           CA        (A)          (G)
 LG&E Power 14 Incorporated           CA        (A)          (C)
 LG&E Power 15 Incorporated           CA        (A)          (G)
 LG&E Power 16 Incorporated           CA        (A)          (G)
 LG&E Power Roanoke Incorporated      CA        (A)          (G)
 LG&E Power 18 Incorporated           CA        (A)          (H)
 LG&E Erie Power
   Partner Incorporated               CA        (A)          (G)
 LG&E Power 21 Incorporated           CA        (A)          (G)
 LG&E Power 21 Wind Incorporated      CA        (A)          (G)
 LG&E Power 22 Incorporated           CA        (A)          (H)
 LG&E Power 25 Incorporated           DE        (A)          (G)
 LG&E Power 26 Incorporated           DE        (A)          (G)
 LG&E Power 29 Incorporated           CA        (A)          (G)
 LG&E Power 31 Incorporated           CA        (A)          (G)
 LG&E Power 31 Wind Incorporated      CA        (A)          (G)
Ultrasystems Construction Co., Inc.   CA        (A)          (I)
LG&E Power Development Inc.           CA        (B)          (J)
 LG&E Power Marketing Inc.            CA        (B)          (K)(G)
   LG&E Power 15 Incorporated         CA        (A)          (G)
American Power, Incorporated          CA        (A)          (H)

Key to LPI nature-of-business codes:

A) Engineering and project management
B) Construction
C) Inactive
D) Power facilities management and operation
E) Power project ownership, management and development
F) Holding company for ash disposal activities (inactive)
G) Owner of investment in power facility/facilities
H) Owner of investment in power facility/facilities (inactive)
I) Construction (inactive)
J) Power project development
K) Power marketing, trading and brokering

Key to LPI location codes:

A) Costa Mesa, CA.
B) Fairfax, VA.

LG&E International Inc.

LG&E International Inc. (LII), incorporated in 1993, is a Delaware corporation with its principal executive offices located in Louisville, Kentucky. LII was formed to own and manage the Company's international business activities.

The name, state or country of organization, location and nature of business for the direct subsidiaries of LII are as follows (a key to the nature-of-business codes follows the list):

                                      State or
                                      Coun-
                                      try of                 Nature
Name of                               Organ-    Loca-        of Busi-
Company                               ization   tion         ness

LG&E Mendoza Services Inc.            Cayman    Cayman       (A)
                                      Islands   Islands

LG&E Power Venezuela I, Inc.          Cayman    Cayman       (A)
                                      Islands   Islands

LG&E Power Argentina I, Inc.          DE        Fairfax,     (B)
                                                VA

LG&E Power Spain Inc.                 DE        Fairfax,     (B)
                                                VA

LG&E Power Finance Inc.               DE        Louisville,  (C)
                                                KY

LG&E Power Argentina II Inc.          DE        Louisville,  (C)
                                                KY

Key to LII nature-of-business codes:

A) Owner of investment in power facility/facilities (inactive)
B) Owner of investment in power facility/facilities (active)
C) Anticipated owner of gas distribution facilities

LNGCG Inc./LNGCL Inc.

LNGCG Inc. (LNGCG) and LNGCL Inc. (LNGCL) are Delaware corporations incorporat-ed in 1992 with principal executive offices located in Louisville, Kentucky.

LNGCG and LNGCL are the general and limited partners, respectively, of each of LG&E Gas Marketing, L.P. and LG&E Gas Marketing II, L.P. (Partnerships). In 1992, the Partnerships acquired an approximate aggregate 33% ownership interest in Natural Gas Clearinghouse, a Colorado general partnership (NGC), with its principal executive offices located in Houston, Texas. At that time, NGC was engaged primarily in the marketing of natural gas products. Subsequent to that initial purchase, the Partnerships increased their collective interests in NGC to approximately 36.5%. The Partnerships sold their interests in NGC in January 1994.

Enertech Inc.

Enertech Inc. (Enertech) was incorporated in December 1995 in Kentucky. Enertech has its principal executive offices in Louisville, Kentucky. Enertech offers engineering, energy management and consulting services, and develops and implements efficient uses of electro-technologies.

LG&E Home Services Inc.

LG&E Home Services Inc. (Home Services) was incorporated in January 1996 and has its principal executive offices in Louisville, Kentucky. Home Services provides home appliance repair services to customers in the Louisville, Kentucky, metropolitan area under the name ServiceCare.

LG&E Gas Systems Inc.

Gas Systems was incorporated in January 1995 in Delaware and has its principal executive offices in Louisville, Kentucky. Gas Systems is a holding company for all of the Company's non-utility gas marketing, gathering, processing, storage and transportation activities. Gas Systems has one wholly-owned first-tier subsidiary, LG&E Natural Inc. (LG&E Natural) (formerly known as Hadson Corporation).

LG&E Natural Inc.

LG&E Natural was incorporated in 1980 in Delaware and has its principal executive offices in Dallas, Texas. LG&E Natural, through its subsidiaries, is involved in the marketing, trading, gathering, processing, storage and trans-portation of natural gas and natural gas liquids. LG&E Natural has thirteen wholly-owned first-tier subsidiaries.

The name, state or country of organization, location and nature of business for the subsidiaries of LG&E Natural, all of which are wholly-owned, are as follows (a key to the nature-of business codes follows the list):

                                      State or
                                      Coun-
                                      try of                 Nature
Name of                               Organ-    Loca-        of Busi-
Company                               ization   tion         ness

HD Energy Corporation                 DE        Dallas, TX   (D)
 NuHPI, Inc.                          DE        Dallas, TX   (D)
   Ultrapower Biomass
    Fuels Corporation                 CA        Dallas, TX   (D)
   Hadson Power Live
    Oak Incorporated                  CA        Dallas, TX   (D)
 Ultrafuels Incorporated              CA        Dallas, TX   (D)
 Ultrafuels 1 Incorporated            CA        Dallas, TX   (D)
Hadson Foundation (non-profit)        OK        Dallas, TX
Hadson Financial Corporation          DE        Dallas, TX   (E)
LG&E Natural Plains Energy
 Services Inc.                        DE        Dallas, TX   (G)
LG&E Natural Gathering and
 Processing Co.                       NM        Dallas, TX   (C)
LG&E Natural Plains
 Marketing Co.                        DE        Dallas, TX   (A)
LG&E Natural Marketing Inc.           OK        Dallas, TX   (A)
Hadson Gas Transmission Co.           DE        Dallas, TX   (F)
 Hadson Industrial Sales Co.          DE        Dallas, TX   (F)
LG&E Natural Pipeline Co.             NM        Dallas, TX   (B)
NMESCO Fuels, Inc.                    NM        Dallas, TX   (A)
Ultrasystems Small Power,
 Incorporated                         CA        Dallas, TX   (D)
   Ultrasystems Small Power 1,
    Incorporated                      CA        Dallas, TX   (D)
LG&E Natural Industrial
 Marketing Co.                        CO        Dallas, TX   (A)
Hadson Fuels, Inc.                    OK        Dallas, TX   (D)
 Triple T Services, Inc.              OK        Dallas, TX   (D)
LG&E Natural Canada, Inc.             Canada    Dallas, TX   (A)

Key to Hadson nature-of-business codes:

A) Gas marketing entity
B) Gas transmission entity
C) Gas gathering, processing and marketing entity
D) Inactive
E) Provides management services
F) Owner of investment in joint venture that either gathers or transports and markets gas
G) Owner of investment in Power-Tex joint venture which transports and markets natural gas, and Burleson and Pecos Gathering System

2. A brief description of the properties of claimant and each of its subsid-iary public utility companies used for the generation, transmission, and distribution of electric energy for sale, or for the production, transmis-sion, and distribution of natural or manufactured gas, indicating the location of principal generating plants, transmission lines, producing fields, gas manufacturing plants, and electric and gas distribution facili-ties, including all such properties which are outside the State in which claimant and its subsidiaries are organized and all transmission or pipe-lines which deliver or receive electric energy or gas at the borders of such State.

The Company is not a "public utility company" as that term is defined in the Act and does not own any properties used for the generation, transmission and distribution of electric energy for sale, or for the production, transmission and distribution of natural or manufactured gas. None of the Company's subsidiaries, other than LG&E, is a public utility company.

At December 31, 1996, LG&E owned and operated the following electric generating stations, all of which are located in Kentucky:

                                      Year in  Capability
                                      Service      Rating

Steam Stations:
Mill Creek - Kosmosdale, KY
 Unit 1                                  1972     303,000
 Unit 2                                  1974     301,000
 Unit 3                                  1978     386,000
 Unit 4                                  1982     480,000
  Total Mill Creek                              1,470,000

Cane Run - Louisville, KY
 Unit 4                                  1962     155,000
 Unit 5                                  1966     168,000
 Unit 6                                  1969     240,000
  Total Cane Run                                  563,000

Trimble County - Bedford, KY
 Unit 1                                  1990 (1) 371,000

Combustion Turbine Generators
 (peaking capability):
  Zorn                                   1969      16,000
  Paddy's Run                            1968      43,000
  Cane Run                               1968      16,000
  Waterside                              1964      33,000
   Total combustion turbine generators            108,000

 Total capability rating                        2,512,000

1) Amount shown represents LG&E's 75 percent interest in the unit. In February 1991, LG&E completed a sale to the Illinois Municipal Electric Agency (IMEA) of a 12.12% (approximately 60 megawatts) undivided interest in the unit. In February 1993, LG&E sold 12.88% (approximately 64 megawatts) of its interest in the unit to the Indiana Municipal Power Agency (IMPA). LG&E is responsible for operation of the unit and is reimbursed by IMEA and IMPA for expenditures related to the unit based on each of IMEA's and IMPA's proportionate share of ownership interest.

LG&E's Ohio Falls Station, an 80 Mw hydroelectric generating station located in Louisville, is operated under license issued by the Federal Energy Regulatory Commission.

At December 31, 1996, LG&E's electric transmission system included 19 substa-tions with a total capacity of approximately 10,130,897 Kva and approximately 568 structure miles of lines. The electric distribution system included 83 substations with a total capacity of approximately 3,383,530 Kva, 3,537 structure miles of overhead lines, 274 miles of underground conduit, and 5,240 miles of underground conductors. All of these facilities are located in Kentucky. LG&E's electric transmission system also includes approximately 83 structure miles of high voltage transmission lines in Indiana, providing transmission service between points within the LG&E system and between LG&E and neighboring utilities, and two substations with a capacity of 896,000 Kva located in Indiana.

LG&E's gas transmission system includes 178 miles of transmission mains, and the gas distribution system includes 3,528 miles of distribution mains, all of which are located in Louisville and surrounding counties in Kentucky.

LG&E operates five underground gas storage facilities with a current working gas capacity of approximately 14.6 million Mcf. Four of these facilities are located entirely within Kentucky and the fifth facility extends under the Ohio River between Kentucky and Indiana.

3. The following information for the last calendar year with respect to claimant and each of its subsidiary public utility companies:

a) Number of KWH of electric energy sold (at retail or wholesale), and MCF of natural or manufactured gas distributed at retail.

                                      Company            LG&E

   KWH                                   None  14,132,936,282
   MCF                                   None      56,708,845

b) Number of KWH of electric energy and MCF of natural or manufactured gas distributed at retail outside the State in which each such company is organized.

                                      Company            LG&E

   KWH                                   None            None
   MCF                                   None            None

c) Number of KWH of electric energy and MCF of natural or manufactured gas sold at wholesale outside the State in which each such company is orga-nized, or at the State line.

                                      Company            LG&E

   KWH                                   None   2,899,499,000
   MCF                                   None            None


d) Number of KWH of electric energy and MCF of natural or manufactured gas purchased outside the State in which each such company is organized or at the State line.

                                      Company            LG&E

   KWH                                   None     553,453,000
   MCF                                   None            None

Attached as Exhibit A are the consolidating balance sheets as of December 31, 1996, and consolidating income statements and consolidating statements of retained earnings for the twelve months ended December 31, 1996, for LG&E Energy Corp. and its subsidiaries. These statements exclude those subsidiaries that do not have any assets or liabilities.

4. The following information for the reporting period with respect to claimant and each interest it holds directly or indirectly in an EWG or a foreign utility company, stating monetary amounts in United States dollars:

a) Name, location, business address and description of the facilities used by the EWG or foreign utility company for the generation, transmission and distribution of electric energy for sale or for the distribution at retail of natural or manufactured gas.

1. LG&E Power Generation, L.P. - LG&E Power Generation, L.P. (Power Genera-tion) is a California limited partnership with its principal executive offices located at 12500 Fair Lakes Circle, Fairfax, Virginia 22023. Power Generation received EWG status on October 18, 1993. Power Generation is inactive and currently does not use any facilities for the generation, transmission and distribution of electric energy for sale or for the distribution at retail of natural or manufactured gas.

2. LG&E Power Marketing Inc. - LG&E Power Marketing Inc. (Power Marketing) is a California corporation with its principal executive offices located at 12500 Fair Lakes Circle, Fairfax, Virginia 22023. Power Marketing received EWG status on April 19, 1994. Power Marketing owns a 50% interest in LG&E Power 15 Incorporated, which is a 50% owner of LG&E-Westmoreland Rens-selaer, a general partnership which owns a 79 megawatt gas-fired combined cycle qualifying cogeneration facility located in Rensselaer, New York (Rensselaer), at 39 Riverside Avenue, Rensselaer, New York 12144. Power Marketing therefore owns a 25% interest in Rensselaer. Rensselaer, which received qualifying facility status in 1991 and was recertified in 1993, sells power exclusively at wholesale to Niagara Mohawk Power Corporation under a long-term power purchase agreement executed in December 1987. Rensselaer obtained EWG status on March 2, 1995 (see below). Power Market-ing is engaged directly and exclusively in the business of owning a part of Rensselaer, and selling at wholesale, and at retail pursuant to retail wheeling experiments being conducted in various states (and with the approval of the relevant state public utility commissions), electric energy provided by Rensselaer and other sources not owned by Power Marketing.

3. Westmoreland-LG&E Partners - Westmoreland-LG&E Partners (WLP) is a Virginia general partnership with its principal executive offices located at Highway 158 and Railroad Street, Weldon, North Carolina 27890. WLP received EWG status on August 16, 1993. WLP owns two power generation facilities:
   Roanoke Valley I (ROVA I) and Roanoke Valley II (ROVA II). ROVA I is a pulverized coal-fired cogeneration facility, consisting of a boiler and extraction/condensing steam turbine generator with a net power production capacity of approximately 165 MW in the summer and 167 MW in the winter, and a transmission line of less than 100 yards in length. ROVA I is located in Weldon Township, near Roanoke Rapids, North Carolina, at the address listed above. ROVA II is located adjacent to ROVA I, and is also a pulverized coal-fired cogeneration facility, consisting of a boiler and extraction/condensing steam turbine generator with a net power production capacity of approximately 44 MW in the summer and 45 MW in the winter. WLP is engaged directly and exclusively in the business of owning or operating, or both owning and operating, all or part of the ROVA I and ROVA II facili-ties and selling electricity at wholesale to Virginia Electric and Power Company (operating as North Carolina Power), and thermal energy to a steam host adjacent to the facilities. ROVA I was a qualifying facility under the Public Utility Regulatory Policies Act (PURPA) prior to 1995 but ROVA II is a qualifying facility and WLP intends to maintain such status for ROVA II. WLP terminated its QF status for ROVA I in January 1995.

4. LG&E-Westmoreland Rensselaer - LG&E-Westmoreland Rensselaer (Rensselaer) is a California general partnership with its principal executive offices located at 39 Riverside Avenue, Rensselaer, New York 12144. Rensselaer received EWG status on March 2, 1995. Rensselaer owns a gas-fired combined cycle qualifying cogeneration facility located in Rensselaer, New York which consists of a combustion turbine generator, heat recovery steam generator, and extraction/condensing steam turbine generator with a net power production capacity of approximately 79 MW, and a transmission line of approximately six miles in length. Rensselaer is engaged directly and exclusively in the business of owning or operating, or both owning and operating, all or part of the facility and selling electricity at wholesale to Niagara Mohawk Power Corporation, and thermal energy to a steam host adjacent to the facility. The facility is also a qualifying facility under the Public Utility Regulatory Policies Act (PURPA).

5. LG&E-Westmoreland Altavista - LG&E-Westmoreland Altavista (Altavista) is a California general partnership with its principal executive offices located at Route 1, 104 Wood Lane, Altavista, Virginia 24517-1450. Altavista received EWG status on March 2, 1995. Altavista owns a primarily coal-fired qualifying cogeneration facility located in Altavista, Virginia which consists of a boiler and extraction/condensing steam turbine generator with a net power production capacity of approximately 62.7 MW, and a transmis-sion line of less than 100 yards in length. Altavista is engaged directly and exclusively in the business of owning or operating, or both owning and operating, all or part of the facility and selling electricity at wholesale to Virginia Electric and Power Company, and thermal energy to a steam host adjacent to the facility. The facility is also a qualifying facility under PURPA.

6. LG&E-Westmoreland Hopewell - LG&E-Westmoreland Hopewell (Hopewell) is a California general partnership with its principal executive offices located at 107 Terminal Street, Hopewell, Virginia 23860-7813. Hopewell received EWG status on March 2, 1995. Hopewell owns a primarily coal-fired qualify-ing cogeneration facility located in Hopewell, Virginia which consists of a boiler and extraction/condensing steam turbine generator with a net power production capacity of approximately 62.7 MW, and a transmission line of less than 100 yards in length. Hopewell is engaged directly and exclusively in the business of owning or operating, or both owning and operating, all or part of the facility and selling electricity at wholesale to Virginia Electric and Power Company, and thermal energy to a steam host adjacent to the facility. The facility is also a qualifying facility under PURPA.

7. LG&E-Westmoreland Southampton - LG&E-Westmoreland Southampton (Southampton) is a California general partnership with its principal executive offices located at 30134 General Thomas Hwy., Franklin, Virginia 23851. Southampton received EWG status on March 2, 1995. Southampton owns a primarily coal-fired qualifying cogeneration facility located in Franklin, Virginia which consists of a boiler and extraction/condensing steam turbine generator with a net power production capacity of approximately 62.7 MW, and a transmis-sion line of less than 100 yards in length. Southampton is engaged directly and exclusively in the business of owning or operating, or both owning and operating, all or part of the facility and selling electricity at wholesale to Virginia Electric and Power Company, and thermal energy to a steam host adjacent to the facility. The facility is also a qualifying facility under PURPA.

8. KW Tarifa, S.A. - KW Tarifa, S.A. (Tarifa) is a Spanish sociedad anomina with its principal executive offices at Raimundo Fernandez Villaverde, No. 65, Madrid, Spain. Tarifa filed its Form U-57 with the Securities and Exchange Commission (SEC) to claim foreign utility company (FUCO) status on July 10, 1995. Tarifa's sole purpose is to own and operate an approximate-ly 30 MW windplant facility in Tarifa, Spain. The facility is an electri-cal generating facility which uses wind as the power source. The facility interconnects with the transmission facilities of Compania Sevillana de Electricidad, a regional generation and distribution company.

9. Central Termica San Miguel de Tucuman, S.A. - Central Termica San Miguel de Tucuman, S.A. (San Miguel) is an Argentinean sociedad anomina with its principal executive offices at Reconquesta, 1001, Buenos Aires, Argentina. San Miguel filed its Form U-57 with the SEC to claim FUCO status on March 3, 1995. San Miguel's sole purpose is to own and operate a 115 MW simple cycle natural gas combustion turbine and associated electrical and natural gas interconnection equipment located in Tucuman Province, Argentina. The facility interconnects with the national transmission grid at a substation located on an adjacent parcel of land.

10. Windpower Partners 1993 L.P. - Windpower Partners 1993 L.P. (WPP93) is a Delaware limited partnership with its principal executive offices located at Costa Mesa, California 92626, c/o President LG&E Power 21 Incorporated. WPP93 received EWG status on October 10, 1996. WPP93 owns two wind-powered electrical power generation facilities located near Palm Springs, California, and Lake Benton, Minnesota, having nomimal capacity of approximately 42 MW and 25 MW, respectively, and consisting of free-standing wind turbine generators and related facilities. WPP93 is engaged in directly and exclusively in the business of owning or operating, or both owning and operating, all or part of the facilities and selling electricity at wholesale to Southern California Edison Company and Northern States Power Company. The facilities are also qualifying facilities under PURPA.

11. Windpower Partners 1994 L.P. - Windpower Partners 1994 L.P. (WPP94) is a Delaware limited partnership with its principal executive offices located at Costa Mesa, California 92626, c/o President, LG&E Power 31 Incorporat-ed. WPP94 received EWG status on September 17, 1996. WPP94 owns a wind-powered electrical generation facility located in Culberson County, Texas, having a nominal capacity of approximately 25 MW, and consisting of free-standing wind turbine generators and related facilities. WPP94 is engaged directly and exclusively in the business of owning or operating, or both owning and operating, all or part of the facility and selling electricity at wholesale to Lower Colorado River Authority. The facility is also a qualifying facility under PURPA.

12.  LG&E Power Operating Services Inc. - LG&E Power Operating Services Inc.
     (LPOS) is a California corporation with its principal executive offices located at 12500 Fair Lakes Circle, Suite 350, Fairfax, Virginia 22033. LPOS received EWG status on October 12, 1995. LPOS is engaged, either directly or through a PUHCA Section 2(a)(11)(B) affiliate, solely in the business of operating Eligible Facilities, as defined in the Energy Policy Act of 1992, pursuant to facility operating agreements, including the facilities set forth below.

    Project                                 Electricity Purchaser
    LG&E-Westmoreland Rensselaer            Niagara Mohawk Power Corp.
    Westmoreland-LG&E Partners - ROVA I     Virginia Electric & Power
    Westmoreland-LG&E Partners - ROVA II    Virginia Electric & Power
    LG&E-Westmoreland Southampton           Virginia Electric & Power
    LG&E-Westmoreland Hopewell              Virginia Electric & Power
    LG&E-Westmoreland Altavista             Virginia Electric & Power
    Windpower Partners 1993                 Southern California Edison Co.
                                            and Northern States Power Co.
    Windpower Partners 1994                 Lower Colorado River
                                            Authority

    All of the electric energy generated by the EWGs through the Eligible Facilities is sold at wholesale within the United States, and no retail sales of electricity have been or will be made from such facilities.

b) Name of each system company that holds an interest in such EWG or foreign utility company; and description of the interest held.

1. Power Generation - Power Generation is a California limited partnership, the general partner of which is LG&E Power 23 Incorporated (Power 23), a California corporation, and the limited partner of which is LG&E Power Generation Limited Inc. (Generation Limited), a California corporation. The general and limited partners are wholly-owned subsidiaries of LG&E Power Operations Inc. (Power Operations), a California corporation that is a wholly owned subsidiary of LPI. Due to the inactive nature of Power Generation, Power 23 and Generation Limited have been dissolved, and Power Generation is scheduled to be voluntarily dissolved in 1997.

2. Power Marketing - Power Marketing is a direct wholly-owned subsidiary of LG&E Power Development Inc., a California corporation, which is a direct wholly-owned subsidiary of LPI.

3. Westmoreland-LG&E Partners - Westmoreland-LG&E Partners is a Virginia general partnership which is 50% owned by LG&E Roanoke Valley L.P. (Roanoke Valley), a California limited partnership. The general partner of Roanoke Valley is LG&E Power 16 Incorporated (Power 16), a California corporation. The limited partner of Roanoke Valley is LG&E Power Roanoke Incorporated (Power Roanoke), a California corporation. Both Power 16 and Power Roanoke are direct wholly-owned subsidiaries of Power Operations, which is a direct wholly-owned subsidiary of LPI.

4. Rensselaer - Rensselaer is a California general partnership, the general partners of which are LG&E Power 15 Incorporated (Power 15) and West-moreland Rensselaer L.P., each of which is a 50% general partner. Power 15 is 50% owned by Power Marketing and 50% owned by Power Operations. Westmoreland Rensselaer L.P. is an affiliate of Westmoreland Energy, Inc.

5. Altavista - Altavista is a California general partnership, the general partners of which are LG&E Power 12 Incorporated (Power 12), LG&E Altavista
    L.P. and Westpower-Altavista L.P.   Power 12 is a 45% general partner, LG&E
    Altavista L.P. is a 25% general partner, and Westpower-Altavista L.P. is a 30% general partner of Altavista. Power 12 is a direct wholly-owned subsidiary of Power Operations. LG&E Altavista Incorporated, a direct wholly-owned subsidiary of Power Operations, is a 20% general partner of LG&E Altavista L.P., and Fourfold Cogeneration Corporation, an affiliate of Chrysler Financial Corp. is an 80% limited partner of LG&E Altavista L.P. Westpower-Altavista L.P. is an affiliate of Westmoreland Energy, Inc.

6. Hopewell - Hopewell is a California general partnership, the general partners of which are LG&E Power 13 Incorporated (Power 13), LG&E Hopewell
    L.P. and Westpower-Hopewell L.P.   Power 13 is a 45% general partner, LG&E
    Hopewell L.P. is a 25% general partner, and Westpower-Hopewell L.P. is a 30% general partner of Hopewell. Power 13 is a direct wholly-owned subsidiary of Power Operations. LG&E Hopewell Incorporated, a direct wholly-owned subsidiary of Power Operations, is a 20% general partner of LG&E Hopewell L.P., and Fourfold Cogeneration Corporation, an affiliate of Chrysler Financial Corp. is an 80% limited partner of LG&E Hopewell L.P. Westpower-Hopewell L.P. is an affiliate of Westmoreland Energy, Inc.

7. Southampton - Southampton is a California general partnership, the general partners of which are LG&E Power 11 Incorporated (Power 11), LG&E Southamp-
    ton L.P. and Westpower-Franklin L.P.   Power 11 is a 45% general partner,
    LG&E Southampton L.P. is a 25% general partner, and Westpower-Franklin L.P. is a 30% general partner of Southampton. Power 11 is a direct, wholly-owned subsidiary of Power Operations. LG&E Southampton Incorporated, a direct, wholly-owned subsidiary of Power Operations, is a 20% general partner of LG&E Southampton L.P., and Fourfold Cogeneration Corporation, an affiliate of Chrysler Financial Corp. is an 80% limited partner of LG&E Southampton L.P. Westpower-Franklin L.P. is an affiliate of Westmoreland Energy, Inc.

8. Tarifa - Tarifa is a Spanish sociedad anomina. LG&E Power Spain Inc. (Power Spain) owns 45.835% of the shares of Tarifa. Torreal S.A., a Spanish sociedad anomina, owns 23.437% of Tarifa's outstanding shares, and Inversiones Europa-Ineuropa, a Spanish sociedad anomina, also owns 23.437% of Tarifa. Nuienerg, S.A., a Spanish sociedad anomina, owns 7.291% of the shares of Tarifa. Power Spain is a direct, wholly-owned subsidiary of LG&E International Inc., which is a direct, wholly-owned subsidiary of Energy Systems.

9.  Central Termica San Miguel de Tucuman, S.A. -   San Miguel is an Argentine-
    an sociedad anomina whose shares are one-third owned by each of (i) Sideco Americana, S.A., an Argentinean sociedad anomina, (ii) COE Development Corporation, a wholly-owned subsidiary of Charter Oak Energy, Inc., and
    (iii) LG&E Power Argentina I, Inc. (Power Argentina). Power Argentina is a direct, wholly-owned subsidiary of LG&E International Inc., which is a direct, wholly-owned subsidiary of Energy Systems.

10. WPP93 - WPP93 is a Delaware limited partnership, the general partners of which are LG&E Power 21, Incorporated, a California corporation (Power
     21), and USW WPP93GP, Inc., a Delaware corporation (WPP93GP), and the limited partners of which are USW WPP93, L.P., a Delaware limited partner-ship (USWLP), APF WPP93, L.P., a Delaware limited partnership (APFLP), and LG&E Power 21 L.P., a California limited partnership (LG&ELP). Power 21 is a .5% general partner, WPP93GP is a .5% general partner, USWLP is an approximate 25% limited partner, APFLP is an approximate 24.5% limited partner, and LG&ELP is a 49.5% limited partner. Power 21 is a direct wholly-owned subsidiary of Power Operations. LG&E Power 21 Wind Incorpo-rated, a California corporation and a wholly-owned subsidiary of Power Operations, is a 99% limited partner in LG&ELP, and Power 21 is a 1% general partner in LG&ELP. APFLP and USWLP are affiliates of Kenetech Windpower Inc., a Delaware corporation (KWI). WPP93GP is a direct wholly-owned subsidiary of KWI. KWI is an affiliate of Kenetech Corporation.

11. WPP94 - WPP94 is a Delaware limited partnership, the general partners of which are LG&E Power 31 Incorporated, a California corporation (Power 31), WPP94 G.P., Inc., a Delaware corporation (WPP94GP), and Quixx WPP94, Inc., a Texas corporation (QuixxWPP), and limited partners of which are KW WPP94, L.P., a Delaware limited partnership (KW), Quixx Corporation, a Texas corporation (Quixx), and LG&E Power 31, L.P., a California limited partnership (LG&E31LP). Power 31 is a .33% general partner, WPP94GP is a .34% general partner, KW is a 49.66% limited partner, Quixx is a 24.67% limited partner, and LG&E31LP is a 24.67% limited partner. Power 31 is a direct wholly-owned subsidiary of Power Operations. LG&E Power 31 Wind Incorporated, a California corporation and a wholly-owned subsidiary of Power Operations, is a 99% limited partner in LG&E31LP, and Power 31 is a 1% general partner in LG&E31LP. WPP94GP is a direct wholly-owned subsid-iary of KWI. KW is an affiliate of Kenetech Corporation Inc., a Delaware corporation.

12. LPOS - LPOS is a California corporation and a direct, wholly-owned subsidiary of LPI.

An organizational chart showing the ownership of each EWG and the relationship of each EWG to the associate companies and the holding company system is included as Exhibit C hereto.

c) Type and amount of capital invested, directly or indirectly, by the holding company claiming exemption; any direct or indirect guarantee of the security of the EWG or foreign utility company by the holding company claiming exemption; and any debt or other financial obligation for which there is recourse, directly or indirectly, to the holding company claiming exemption or another system company, other than the EWG or foreign utility company.

1.  Power Generation - Initial capitalization of $1,000.

2.  Power Marketing - Paid-in capital of $2,695,000.

3. Westmoreland-LG&E Partners - Paid-in capital (net of distributions re-ceived) of $13,924,000.

    In connection with the financing of various power projects, Energy Systems and LPI provide equity funding commitments and guarantee the construction and performance of the projects. Ascertainable equity funding commitments were immaterial at December 31, 1996. The Company had no contingent construction and project performance guarantees at December 31, 1996.

    At December 31, 1996, Energy Systems had lines of credit in place totaling $150 million, for which it pays commitment or facility fees. $103 million of these lines were used at December 31, 1996. The credit lines are scheduled to expire at various points in time from 1997 through 2001. Management expects to renegotiate these lines when they expire.

    The lenders under the credit facilities for Energy Systems are entitled to the benefits of a Support Agreement with LG&E Energy Corp. The Support Agreement states, in substance, that LG&E Energy Corp. will provide Energy Systems with the necessary funds and financial support to meet its obliga-tions under the credit facilities.

4.  Rensselaer - Paid-in capital (net of distributions received) of $5,136,000.

5.  Altavista - Paid-in capital (net of distributions received) of $(432,000).

6.  Hopewell - Paid-in capital (net of distributions received) of $(491,000).

7.  Southampton - Paid-in capital (net of distributions received) of $9,535,-
    000.

8.  Tarifa - Paid-in capital of (net of distributions received) of $4,667,000.

9.  San Miguel - Paid-in capital (net of distributions received) of $17,305,-
    000.

10.  WPP93 - Paid-in capital (net of distributions received) of $18,883,000.

11.  WPP94 - Paid-in capital (net of distributions received) of $5,579,000.

12.  LPOS - Initialization capitalization of $2,000.

d) Capitalization and earnings of the EWG or foreign utility company during the reporting period.

1.  Power Generation

    Initial capitalization of $1,000; no earnings.

2.  Power Marketing

    The following sets forth Power Marketing's capitalization and earnings:

    Capitalization               $14,280,000
    Earnings (loss)               11,897,000

3.  Westmoreland-LG&E Partners

    The following sets forth capitalization and earnings related to the 50% ownership of WLP attributable to Roanoke Valley:

    Capitalization               $28,583,000
    Earnings (loss)                6,867,000

4.  Rensselaer

    The following sets forth capitalization and earnings related to the 50% ownership of Rensselaer attributable to Power 15:

    Capitalization               $10,052,000
    Earnings (loss)                3,011,000

5.  Altavista

    The following sets forth capitalization and earnings related to the 50% ownership of Altavista attributable to Power 12 and LG&E Altavista Incorpo-rated:

    Capitalization               $11,704,000
    Earnings (loss)                3,006,000

6.  Hopewell

    The following sets forth capitalization and earnings related to the 50% ownership of Hopewell attributable to Power 13 and LG&E Hopewell Incorpo-rated:

    Capitalization               $10,591,000
    Earnings (loss)                2,767,000

7.  Southampton

    The following sets forth capitalization and earnings related to the 50% ownership of Southampton attributable to Power 11 and LG&E Southampton
    Incorporated:

    Capitalization               $14,756,000
    Earnings (loss)                1,446,000

8.  Tarifa

    The following sets forth capitalization and earnings related to the 45.834% ownership of Tarifa attributable to Power Spain:

    Capitalization                $4,453,000
    Earnings (loss)                  362,000

9.  San Miguel

    The following sets forth capitalization and earnings related to the 33% ownership of San Miguel attributable to Power Argentina:

    Capitalization               $18,198,000
    Earnings (loss)                  893,000

10.  WPP93

    The following sets forth capitalization and earnings related to the 50% ownership of WPP93 attributable to LG&E Power 21 Incorporated and LG&E Power 21 Wind Incorporated:

    Capitalization               $22,766,000
    Earnings (loss)                  306,000

11.  WPP94

    The following sets forth capitalization and earnings related to the 25% ownership of WPP94 attributable to LG&E Power 31 Incorporated and LG&E Power 31 Wind Incorporated:

    Capitalization                $4,996,000
    Earnings (loss)                 (482,000)

12.  LPOS

    The following sets forth LPOS's capitalization and earnings:

    Capitalization                 $4,758,000
    Earnings (loss)                 1,233,000

e) Identify any service, sales or construction contract(s) between the EWG or foreign utility company and a system company, and describe the services to be rendered or goods sold and fees or revenues under such agreement(s).

1.  Power Generation - None.

2. Power Marketing - The following contracts exist between Power Marketing and system companies:

a) In May 1994, Power Marketing entered into an Electricity Brokerage Agree-ment and a Dispatching Services Agreement with the Company's public utility subsidiary, LG&E. Under the terms of the Electricity Brokerage Agreement, Power Marketing is obligated to use its reasonable best efforts to broker excess power generated by LG&E for off-system sales and broker power LG&E desires to purchase, for no charge, at such times as LG&E requests such services. However, LG&E has no obligation under the Agreement to permit Power Marketing to broker its power.

b) Under the terms of the Dispatching Services Agreement, (which was amended in November 1995), LG&E performed during 1996, on a nonexclusive basis, power dispatching and scheduling services, short-term marketing, accounting of power movement and transmission coordination service for the benefit of power marketing. LG&E is not obligated to secure generators, purchasers or sellers of power, or to perform any wheeling or transmission services for Power Marketing. LG&E's obligation to provide these services is also qualified by 1) its prior right to use its facilities to serve its native-load customers or other persons or entities pursuant to any agreements existing prior to the execution of the Dispatching Services Agreement, 2) any capacity restraints imposed on its dispatching facilities, and 3) regulatory impediments. Further, LG&E has no obligation to expand its existing facilities to perform the services described above, and the non-exclusive nature of the agreement permits LG&E to provide similar services for any other persons or entities. Power Marketing paid a fee for such services based upon a formula designed to ensure that LG&E is reimbursed its cost of providing the services, plus 10%. Although the agreement remains in effect, Power Marketing has elected not to purchase these services from LG&E after December 31, 1996.

c) Power Marketing and LG&E entered into a Coal Contract Administration Agreement, dated December 15, 1995 (the "Agreement"), under which LG&E negotiates and administers a coal contract between Ohio Edison Company and Power Marketing ("Coal Contract") and a Coal Transportation Contract between Crounse Corporation and Power Marketing. Under the Agreement, LG&E negotiates coal contracts, reviews invoices, arranges for payments to be made to the supplier under the Coal Contract, schedules loading and barge handling, delivers coal and coordinates the sampling of coal (the "Servic-es"). In consideration for the Services, Power Marketing pays to LG&E a fee equal to (i) the sum of all "Direct Costs" incurred by LG&E during each calendar month of the contract term, multiplied by 110%, plus (ii) all "Third Party Charges" incurred by LG&E during such calendar month reim-bursed at cost. The Agreement expired on December 31, 1996, and the parties are in the process of negotiating its renewal.

d) Various departments within LPI, including Legal and Finance, perform services for Power Marketing from time to time on a time and materials reimbursement basis for selected tasks which are not provided pursuant to the agreements described above.

3. Westmoreland-LG&E Partners - The following contracts exist between WLP and system companies related to the ROVA I and ROVA II facilities:

a) LPOS has performed and will perform operational activities for the facili-ties pursuant to that certain Amended and Restated Facility Operating Agreement dated as of December 1, 1993, between WLP and LPOS (as successor to UC Operating Services) (the Operating Contract). LPOS is a wholly-owned subsidiary of LPI. Under the terms of the Operating Contract, LPOS receives a separate management fee for each of ROVA I and ROVA II, each of which is adjusted annually for inflation, as well as reimbursement of certain reasonable costs and expenses. Specifically, in addition to reimbursement of certain direct materials and service costs, LPOS receives a fixed fee under the agreement in an amount equal to a percentage of the total amount reimbursable for: (i) wages, salaries and bonuses paid for wages and salaries, plus a percentage of such compensation for the cost of payroll insurance, taxes, holidays, vacation, etc., with such amount to be adjusted each year during the 25 year term of the agreement to reflect statutory and other actual changes in employee benefits or the cost thereof; and (ii) a specified percentage of the amount reimbursable under
    (i) above.

b) LG&E Power Engineers and Constructors Inc. (E&C), LG&E Power Constructors Inc. and LG&E Engineering N.C., P.C. (together, the Constructors) has performed construction and engineering services at ROVA I pursuant to that certain Contract for Engineering, Procurement and Construction Services dated as of January 16, 1991, as amended, between E&C and WLP, and has performed construction and engineering services at ROVA II pursuant to that certain Contract for Engineering, Procurement and Construction Services dated as of December 1, 1993, as amended, between WLP and the Constructors. E&C is a wholly-owned subsidiary of LPI, and LG&E Power Constructors is a wholly-owned subsidiary of E&C. LG&E Engineering N.C., P.C. is an engi-neering services corporation whose shareholders are employees of E&C and its affiliates.

    Under the terms of the contracts referred to above, Constructors received a fixed price fee for construction of each of ROVA I and ROVA II, plus incentives for meeting certain construction deadlines and penalties for failure to meet other deadlines.

c) LG&E Power Operations Inc. (LPO) has performed and will perform certain venture management services for WLP pursuant to that Amended and Restated Venture Management Agreement dated as of December 1, 1993 (the Venture Management Agreement) between LPO, Westmoreland Energy, Inc. (WEI) and WLP. LPO is a wholly owned subsidiary of LPI.

    Under the terms of the Venture Management Agreement, WLP pays to LPO and WEI a fixed operational venture management fee, which will be a yearly estimate of the costs of approved services and expenses of performing such services, including wages and salaries, overhead and general administrative costs, and materials, supplies and administrative costs.

    LPO also performs accounting services for WLP on a time and materials reimbursement basis, pursuant to the Venture Management Agreement. LPO subcontracts those accounting services to LPI's Venture Accounting Depart-ment.

d) Various departments within LPI, including Legal and Finance, perform services to WLP from time to time, on a time and materials reimbursement basis for selected tasks which are not provided pursuant to the agreements described above.

4. Rensselaer - The following contracts exist between Rensselaer and system companies related to the Rensselaer facility:

a) Under the Amended and Restated Facility Operating Agreement, dated June 15, 1992, between LPOS (as successor to UC Operating Services) and Rensselaer, Rensselaer pays to LPOS a management fee for the provision of such opera-tional activities, as well as reimbursement of certain reasonable costs and expenses. Specifically, in addition to reimbursement of certain direct materials and service costs, Rensselaer pays to LPOS a fee under each agreement in an amount equal to a percentage of the total amount reimburs-able for: 1) wages, salaries and bonuses paid for wages and salaries, plus a percentage of such compensation for the cost of payroll insurance, taxes, holidays, vacation, etc., with such amount to be adjusted each year during the 25 year term of the agreement to reflect statutory and other actual changes in employee benefits or the cost thereof; and (ii) a specified percentage of the amount reimbursable under (i) above.

b) Under the Amended and Restated Contract for Engineering, Procurement and Construction Services, dated June 15, 1992, by and among Ultrasystems Engineers and Constructors, Incorporated (n/k/a LG&E Power Engineers and Constructors Inc. (E&C), UEC Engineering N.Y., P.C. (n/k/a LG&E Power Engineering N.Y., P.C.) (NYPC), and Rensselaer, Rensselaer paid a fixed contract price to E&C for engineering and construction services rendered. E&C then paid to NYPC costs and expenses actually incurred, which were calculated on a time and materials basis. The contract has been fully performed by all parties thereto, and all applicable warranty periods have expired.

c) LPO performs various venture management services for Rensselaer pursuant to the Amended and Restated Venture Management Agreement dated August 20, 1995 (the Venture Management Agreement) between LPO, Westmoreland Energy, Inc. and Rensselaer. Under the terms of the Venture Management Agreement, Rensselaer pays to LPO and WEI a fixed operational venture management fee, which will be a yearly estimate of the costs of approved services and expenses of performing such services, including wages and salaries, overhead and general administrative costs.

    LPO also performs accounting services for Rensselaer on a time and materi-als basis pursuant to the Venture Management Agreement. LPO subcontracts those accounting services to LPI's Venture Accounting Department.

d) Various departments within LPI, including Legal and Finance, perform services for Rensselaer from time to time on a time and materials reim-bursement basis for selected tasks which are not provided pursuant to the agreements described above.

5. Altavista - The following contracts exist between Altavista and system companies related to the Altavista facility:

a) Under a Facility Operating Agreement, dated September 29, 1989, between LPOS (as successor to UC Operating Services) and Altavista, Altavista pays to LPOS a management fee for the provision of such operational activities, as well as reimbursement of certain reasonable costs and expenses. Specifically, in addition to reimbursement of certain direct materials and service costs, Altavista pays to LPOS a fee under each agreement in an amount equal to a percentage of the total amount reimbursable for: 1) wages, salaries and bonuses paid for wages and salaries, plus a percentage of such compensation for the cost of payroll insurance, taxes, holidays, vacation, etc., with such amount to be adjusted each year during the 25 year term of the agreement to reflect statutory and other actual changes in employee benefits or the cost thereof; and (ii) a specified percentage of the amount reimbursable under (i) above.

    LPOS also performs accounting services for Altavista on a time and materi-als basis pursuant to the Facility Operating Agreement. LPOS subcontracts those accounting services to LPI's Venture Accounting Department.

b) LPO performs various venture management services for Altavista which have been compensated by the payment of a lump sum which covers payment for services for the life of the project.

c) Various departments within LPI, including Legal and Finance, perform services for Altavista from time to time on a time and materials reimburse-ment basis for selected tasks which are not provided pursuant to the agreements described above.

6. Hopewell - The following contracts exist between Hopewell and system companies related to the Hopewell facility:

a) Under a Facility Operating Agreement, dated September 29, 1989, between LPOS (as successor to UC Operating Services) and Hopewell, Hopewell pays to LPOS a management fee for the provision of such operational activities, as well as reimbursement of certain reasonable costs and expenses. Specifi-cally, in addition to reimbursement of certain direct materials and service costs, Hopewell pays to LPOS a fee under each agreement in an amount equal to a percentage of the total amount reimbursable for: 1) wages, salaries and bonuses paid for wages and salaries, plus a percentage of such compen-sation for the cost of payroll insurance, taxes, holidays, vacation, etc., with such amount to be adjusted each year during the 25 year term of the agreement to reflect statutory and other actual changes in employee benefits or the cost thereof; and (ii) a specified percentage of the amount reimbursable under (i) above.

    LPOS also performs accounting services for Hopewell on a time and materials basis pursuant to the Facility Operating Agreement. LPOS subcontracts those accounting services to LPI's Venture Accounting Department.

b) LPO performs various venture management services for Hopewell which have been compensated by the payment of a lump sum which covers payment for services for the life of the project.

c) Various departments within LPI, including Legal and Finance, perform services for Hopewell from time to time on a time and materials reimburse-ment basis for selected tasks which are not provided pursuant to the agreements described above.

7. Southampton - The following contracts exist between Southampton and system companies related to the Southampton facility:

a) Under a Facility Operating Agreement, dated September 29, 1989, between LPOS (as successor to UC Operating Services) and Southampton, Southampton pays to LPOS a management fee for the provision of such operational activities, as well as reimbursement of certain reasonable costs and expenses. Specifically, in addition to reimbursement of certain direct materials and service costs, Southampton pays to LPOS a fee under each agreement in an amount equal to a percentage of the total amount reimburs-able for: 1) wages, salaries and bonuses paid for wages and salaries, plus a percentage of such compensation for the cost of payroll insurance, taxes, holidays, vacation, etc., with such amount to be adjusted each year during the 25 year term of the agreement to reflect statutory and other actual changes in employee benefits or the cost thereof; and (ii) a specified percentage of the amount reimbursable under (i) above.

    LPOS also performs accounting services for Southampton on a time and materials basis pursuant to the Facility Operating Agreement. LPOS subcontracts those accounting services to LPI's Venture Accounting Depart-ment.

b) LPO performs various venture management services for Southampton which have been compensated by the payment of a lump sum which covers payment for services for the life of the project.

c) Various departments within LPI, including Legal and Finance, perform services for Southampton from time to time on a time and materials reim-bursement basis for selected tasks which are not provided pursuant to the agreements described above.

8.  Tarifa - None.

9. San Miguel - LG&E Power Engineers and Constructors Inc. (E&C) has performed design and related engineering services for San Miguel pursuant to that certain Agreement by and between San Miguel and E&C, dated January 16, 1995. E&C was paid a fixed priced fee for preliminary services, plus compensation based on time and materials. E&C was also reimbursed for all reasonable "out-of-pocket" expenses incurred and arising out of or in
    connection with the services performed.   For final phase services, E&C was
    paid a fixed priced fee.

10. WPP93 - LPOS has performed and will perform operational activities for the facilities of WPP93 pursuant to a Facility Operating Agreement dated September 27, 1996, as amended, between LPOS and WPP93. (the WPP93 Operating Contract). LPOS is a wholly-owned subsidiary of LPI. Under the terms of the WPP93 Operating Contract, LPOS receives a separate operating fee for each facility of WPP93, which are adjusted annually for inflation.

11. WPP94 - LPOS has performed and will perform operational activities for the facility of WPP94 pursuant to a Facility Operating Agreement dated September 27, 1996, as amended, between LPOS and WPP94. (the WPP94 Operating Contract). LPOS is a wholly-owned subsidiary of LPI. Under the terms of the WPP94 Operating Contract, LPOS receives a separate operating fee for the facility of WPP94, which is adjusted annually for inflation.

12. LPOS - LPOS has performed and will perform operational activities for six Eligible Facilities, as defined in the Energy Policy Act of 1992, in which the Company has an indirect 50% ownership interest. LPOS has also performed and will perform operational activities for one Eligible Facility in which the Company has an indirect 25% interest. LPOS also is a 50% general partner in Maine Power Services, a California general partnership (MPS). MPS formerly performed operational activities in the past for two Eligible Facilities in which the Company formerly had an indirect 17% ownership interest. The operating contracts between LPOS and the entities which owned those Eligible Facilities are described below.

a) As discussed previously, LPOS performs operational activities for and receives fees from Westmoreland-LG&E Partners, Rensselaer, Southampton, Hopewell, and Altavista pursuant to separate Facility Operating Agreements. See Sections 3(a), 4(a), 5(a), 6(a) and 7(a) under this Item 4(e) for a discussion of such Facility Operating Agreements.

b) Under two separate Facility Operating Agreements, each dated January 1, 1986, as amended on September 1, 1989, between MPS and Babcock-Ultrapower Jonesboro, a California general partnership (Jonesboro), and Babcock-Ultrapower West Enfield (West Enfield), respectively, MPS received a management fee for the provision of such operational activities, as well as reimbursement of certain reasonable costs and expenses. Specifically, in addition to reimbursement of certain direct materials and service costs, MPS received a fee under each agreement in an amount equal to a percentage of the total amount reimbursable for: 1) wages, salaries and bonuses paid for wages and salaries, plus a percentage of such compensation for the cost of payroll insurance, taxes, holidays, vacation, etc., with such amount to be adjusted each year to reflect statutory and other actual changes in employee benefits or the cost thereof; and (ii) a specified percentage of the amount reimbursable under (i) above. Those Facility Operating Agree-ments were terminated in connection with the sale of the facility assets by Jonesboro and West Enfield in 1996, as described below. LPOS is a 50% general partner in MPS.

    Jonesboro is a general partnership, a 17% general partner of which is LG&E Power 6 Incorporated, a California corporation (Power 6). West Enfield is a general partnership, a 17% general partner of which is LG&E Power 5 Incorporated, a California corporation (Power 5). Power 6 and Power 5 are wholly-owned subsidiaries of LPO, which is a wholly-owned subsidiary of LPI.

    In June of 1995, Jonesboro and West Enfield closed various transactions with Bangor Hydro Electric Company (Bangor), among other parties, whereby the power purchase agreements between Bangor and Jonesboro and West Enfield, respectively, were effectively terminated. As a result of these transactions, the power generation facilities owned by Jonesboro and West Enfield were shut down, and MPS discontinued its operation of those facilities under the above-referenced Facility Operating Agreements. In October of 1996, Jonesboro and West Enfield sold all of the assets and properties relating to their power generation facilities to Endeck Power Overseas Ltd. in separate transactions, thereby discontinuing their business activities. The Facility Operating Agreements with LPOS were effectively terminated as a result of those transactions.

The above-named claimant has caused this statement to be duly executed on its behalf by its authorized officer on this 28th day of February, 1997.


                                    LG&E ENERGY CORP.


                                    By:/s/ S. Bradford Rives
                                    S. Bradford Rives
                                    Vice President - Finance and Controller


CORPORATE SEAL

Attest:



/s/ John R. McCall
John R. McCall
Executive Vice President,
General Counsel and Corporate Secretary

Name, title and address of officer to whom notices and correspondence concern-ing this statement should be addressed:


                                    John R. McCall
                                    Executive Vice President,
                                    General Counsel and Corporate Secretary
                                    LG&E Energy Corp.
                                    220 West Main Street
                                    Louisville, Kentucky 40202

LG&E ENERGY CORP.                                                     Exhibit A
Subsidiaries Holding the Company's
  Interests in EWGs - Part 1
December 31, 1996

The following subsidiaries hold the Company's ownership interests in Exempt Wholesale Generators. These subsidiaries have the notation "(EWG)" above their names in the financial statements included in this exhibit.

Subsidiary Name               Description

LG&E Power Marketing Inc.     An EWG which is wholly-owned by LG&E Power
                              Development Inc., an indirect, wholly-owned subsidiary of LG&E Energy Corp.

LG&E Power 23 Incorporated    The sole general partner of LG&E Power
                              Generation, L.P., an EWG.  Dissolved.

LG&E Power Generation         The sole limited partner of LG&E Power
  Limited Inc.                Generation, L.P., an EWG.  Dissolved.

LG&E Power 16 Incorporated    The sole general partner of LG&E - Roanoke
                              Valley, L.P., a general partner of
                              Westmoreland - LG&E Partners, an EWG.

LG&E Power Roanoke            The sole limited partner of LG&E - Roanoke
  Incorporated                Valley, L.P., a general partner of
                              Westmoreland - LG&E Partners, an EWG.

LG&E Power 21 Incorporated    The sole general partner of Windpower
                              Partners 1993, L.P., a Delaware limit-
                              ed partnership, an EWG.

LG&E Power 31 Incorporated    The sole general partner of Windpower
                              Partners 1994, L.P., a Delaware limit-
                              ed partnership, an EWG.

LG&E Power 12 Incorporated    A 45% general partner of LG&E-Westmore-
                              land Altavista, a California general
                              partnership, an EWG.

LG&E Altavista Incor-         A 20% general partner of LG&E Altavista
  porated                     L.P., a California  limited partnership
                              which is a 25% general partner of LG&E-
                              Westmoreland Altavista, a California
                              general partnership, an EWG.

LG&E Power 13 Incorporated    A 45% general partner of LG&E-Westmoreland
                              Hopewell, a California general partner-
                              ship, an EWG.

LG&E Hopewell Incorporated    A 20% general partner of LG&E Hopewell
                              L.P., a California limited partnership
                              which is a 25% general partner of LG&E-
                              Westmoreland Hopewell, a California general partnership, an EWG.

LG&E Power 11 Incorporated    A 45% general partner of LG&E-Westmoreland
                              Southampton, a California general partner-ship, an EWG.


LG&E ENERGY CORP.                                                     Exhibit A
Subsidiaries Holding the Company's
  Interests in EWGs - Part 2
December 31, 1996

The following subsidiaries hold the Company's ownership interests in Exempt Wholesale Generators. These subsidiaries have the notation "(EWG)" above their names in the financial statements included in this exhibit.

Subsidiary Name               Description

LG&E Southampton              A 20% general partner of LG&E Southampton L.P.,
  Incorporated                a California limited partnership which is a
                              25% general partner of LG&E-Westmoreland
                              Southampton, a California general partnership, an EWG.

LG&E Power Spain Inc.         Owns 44% of the outstanding common
                              stock of KW Tarifa, S.A., a Spanish
                              sociedad anomina, a foreign utility
                              company.

LG&E Power Argentina I,       Owns 33% of the outstanding common
  Inc.                        stock of Central Termica San Miguel De
                              Tucuman, S.A., an Argentinean sociedad
                              anomina, a foreign utility company.

LG&E Power Operating          An EWG which is wholly-owned by LG&E Power
  Services Inc.               Inc., an indirect wholly-owned subsidiary
                              of LG&E Energy Corp.


LG&E ENERGY CORP.                                                                         Exhibit A
Consolidating Balance Sheet
ASSETS
December 31, 1996

                                                                          LG&E      LG&E
                                                                        Energy       Gas      LG&E
                                                                       Systems   Systems    Energy
                                            Cons     Adj's      LG&E      Inc.      Inc.     Corp.
CURRENT ASSETS:
Cash and temporary investments            114,669              56,792    24,895    30,428     2,554
Marketable securities                       5,815               3,595     2,220         0
Accounts receivable (net)                 545,729             112,818    62,241   370,525       145
Materials and supplies:
  Fuel                                     14,576              14,576         0         0
  Gas stored underground                   43,258              35,510         0     7,748
  Other                                    32,426              32,426         0         0
Price risk management assets               86,844                        25,060    61,784
Prepayments and other                      14,255     1,856     2,480       333     8,836       750
  Total current assets                    857,572     1,856   258,197   114,749   479,321     3,449

OTHER PROPERTY AND INVESTMENTS:
Investments in affiliates                 126,099                       126,099         0
Investments in subsidiaries                     0  (836,034)                  0         0   836,034
Non-utility property and plant, net       171,338                         2,708   167,817       813
Price risk management assets               36,623                        27,825     8,798
Other                                      21,465               1,028    10,019    10,418
  Total other prop and investments        355,525  (836,034)    1,028   166,651   187,033   836,847

UTILITY PLANT:
Electric                                2,218,577           2,218,577         0         0
Gas                                       327,116             327,116         0         0
Common                                    139,516             139,516         0         0
  Original cost                         2,685,209         0 2,685,209         0         0         0
Acc depreciation                         (999,987)           (999,987)        0         0
  Net utility plant                     1,685,222         0 1,685,222         0         0         0

DEFERRED DEBITS:
Regulatory assets                          27,729              27,729         0         0
Goodwill, net                              47,318                        14,077    33,241
Other                                      38,526              32,210     5,683         0       633
  Total deferred debits                   113,573         0    59,939    19,760    33,241       633
    Total assets                        3,011,892  (834,178)2,004,386   301,160   699,595   840,929


LG&E ENERGY CORP.                                                                         Exhibit A
Consolidating Balance Sheet
CAPITAL AND LIABILITIES
December 31, 1996

                                                                          LG&E      LG&E
                                                                        Energy       Gas      LG&E
                                                                       Systems   Systems    Energy
                                            Cons     Adj's      LG&E      Inc.      Inc.     Corp.
CURRENT LIABILITIES:
Long-term debt due w/in 1 year                  0                             0         0
Notes payable                             158,000                        47,000   111,000
Accounts payable                          528,556              89,495    63,527   375,843      (309)
Trimble County settlement                  17,511              17,511         0         0
Dividends payable                          19,073                             0         0    19,073
Accrued taxes                                   0     1,856    11,982    (1,576)   (7,528)   (4,734)
Accrued interest                           10,338               9,994        19       325
Intercompany accounts                           0              26,911   (49,268)   18,172     4,185
Price risk management liabilities         108,402                        22,128    86,274
Other                                      33,955              13,128     7,085     8,622     5,120
  Total current liabilities               875,835     1,856   169,021    88,915   592,708    23,335

LONG-TERM DEBT:
First mortgage bonds                      646,800             646,800         0         0
Unamortized premium                            35                  35         0         0
  Total debt                              646,835         0   646,835         0         0         0

DEFERRED CREDITS:
Accum deferred income taxes               288,107             241,681    28,109    18,274        43
ITC, in process of amortization            80,040              80,040         0         0
Acc prov for pensions                      44,773              41,431         0         0     3,342
Cust advances for construction             10,033              10,033         0         0
Regulatory liability                       77,287              77,287         0         0
Price risk management liabilities          27,482                        10,494    16,988
Other                                      54,954               8,973    36,510     6,480     2,991
  Total deferred credits                  582,676         0   459,445    75,113    41,742     6,376

CUMULATIVE PREFERRED STOCK                 95,328              95,328         0         0

CAPITALIZATION:
Common stock                              466,329  (513,032)  425,170         1    87,861   466,329
Common stock expense                       (1,259)      836      (836)        0         0    (1,259)
Additional paid-in capital                      0   (80,000)             80,000         0
Unreal loss on marketable securities          154    (1,534)      201       643         0       844
Retained earnings                         345,994  (242,304)  209,222    56,488   (22,716)  345,304
  Total common equity                     811,218  (836,034)  633,757   137,132    65,145   811,218
    Total capital and liabilities       3,011,892  (834,178)2,004,386   301,160   699,595   840,929


LG&E ENERGY CORP.                                                                         Exhibit A
Consolidating Income Statement
Year Ended December 31, 1996

                                                                          LG&E      LG&E
                                                                        Energy       Gas      LG&E
                                                                       Systems   Systems    Energy
                                            Cons     Adj's      LG&E      Inc.      Inc.     Corp.
REVENUES:
Electric utility                          607,160             607,160         0         0
Gas utility                               214,419             214,419         0         0
Energy marketing and trading            2,736,940                       352,307 2,384,633
Other                                      30,946                        30,946         0
  Total revenues                        3,589,465         0   821,579   383,253 2,384,633         0

COST OF REVENUES:
Fuel and power purchased                  166,323             166,323         0         0
Gas supply expenses                       140,482             140,482         0         0
Energy marketing and trading            2,663,902                       327,252 2,336,650
Other                                      13,556                        13,556         0
  Total cost of revenues                2,984,263         0   306,805   340,808 2,336,650         0

Gross profit                              605,202         0   514,774    42,445    47,983         0

OPERATING EXPENSES:
Operation and maintenance:
  Utility                                 214,786             214,786         0         0
  Non-utility                              67,907                        24,365    28,001    15,541
Depreciation and amortization             103,556              89,002     2,306    11,837       411
Non-recurring charges                      26,330                             0    26,330
  Total operating expenses                412,579         0   303,788    26,671    66,168    15,952

Equity in earnings                         18,818  (110,148)             18,818         0   110,148

OPERATING INCOME                          211,441  (110,148)  210,986    34,592   (18,185)   94,196

Interco chargebacks                             0                             0    (1,628)    1,628

Other income and deductions                 3,808      (294)      863     2,176       661       402
Interco int income (expense)                    0                         2,610    (2,863)      253
Interest expense and pfd dividends         53,887              44,810     5,152     3,925

INCOME BEFORE INCOME TAXES                161,362  (110,442)  167,039    34,226   (25,940)   96,479

Income taxes                               57,359      (103)   63,666     9,094    (7,583)   (7,715)

NET INCOME                                104,003  (110,339)  103,373    25,132   (18,357)  104,194


LG&E ENERGY CORP.                                                                         Exhibit A
Consolidating Statement of
  Retained Earnings
Year Ended December 31, 1996

                                                                          LG&E      LG&E
                                                                        Energy       Gas      LG&E
                                                                       Systems   Systems    Energy
                                            Cons     Adj's      LG&E      Inc.      Inc.     Corp.
Beginning retained earnings               316,930  (207,473)  181,049    31,356    (4,359)  316,357

Net income                                104,003  (110,339)  103,373    25,132   (18,357)  104,194

Dividends                                 (74,939)   75,200   (75,200)        0         0   (74,939)

Other                                           0       308                   0                (308)

Ending retained earnings                  345,994  (242,304)  209,222    56,488   (22,716)  345,304


LG&E GAS SYSTEMS INC.                                                 Exhibit A
Consolidating Balance Sheet
ASSETS
December 31, 1996

                                                                          LG&E
                                                                LG&E       Gas
                                                             Natural   Systems
                                          Totals     Adj's      Inc.      Inc.
CURRENT ASSETS:
Cash and temporary investments             30,428              30,117       311
Marketable securities                           0                   0
Accounts receivable (net)                 370,525             370,486        39
Materials and supplies:
  Fuel                                          0                   0
  Gas stored underground                    7,748               7,748
  Other                                         0                   0
Price risk management assets               61,784              61,784
Prepayments and other                       8,836               8,836
  Total current assets                    479,321         0   478,971       350

OTHER PROPERTY AND INVESTMENTS:
Investments in affiliates                       0                   0
Investments in subsidiaries                     0  (149,185)        0   149,185
Non-utility property and plant, net       167,817             167,817
Price risk management assets                8,798               8,798
Other                                      10,418              10,289       129
  Total other prop and investments        187,033  (149,185)  186,904   149,314

UTILITY PLANT:
Electric                                        0                   0
Gas                                             0                   0
Common                                          0                   0
  Original cost                                 0         0         0         0
Acc depreciation                                0                   0
  Net utility plant                             0         0         0         0

DEFERRED DEBITS:
Regulatory assets                               0                   0
Goodwill, net                              33,241              33,241
Other                                           0                   0
  Total deferred debits                    33,241         0    33,241         0
    Total assets                          699,595  (149,185)  699,116   149,664


LG&E GAS SYSTEMS INC.                                                 Exhibit A
Consolidating Balance Sheet
CAPITAL AND LIABILITIES
December 31, 1996

                                                                          LG&E
                                                                LG&E       Gas
                                                             Natural   Systems
                                          Totals     Adj's      Inc.      Inc.
CURRENT LIABILITIES:
Long-term debt due w/in 1 year                  0                   0
Notes payable                             111,000                   0   111,000
Accounts payable                          375,843             375,843
Trimble County settlement                       0                   0
Dividends payable                               0                   0
Accrued taxes                              (7,528)             (6,830)     (698)
Accrued interest                              325                   0       325
Intercompany accounts                      18,172              44,306   (26,134)
Price risk management liabilities          86,274              86,274
Other                                       8,622               8,596        26
  Total current liabilities               592,708         0   508,189    84,519

LONG-TERM DEBT:
First mortgage bonds                            0                   0
Unamortized premium                             0                   0
  Total debt                                    0         0         0         0

DEFERRED CREDITS:
Accum deferred income taxes                18,274              18,274
ITC, in process of amortization                 0                   0
Acc prov for pensions                           0                   0
Cust advances for construction                  0                   0
Regulatory liability                            0                   0
Price risk management liabilities          16,988              16,988
Other                                       6,480               6,480
  Total deferred credits                   41,742         0    41,742         0

CUMULATIVE PREFERRED STOCK                      0                   0

CAPITALIZATION:
Common stock                               87,861      (257)      257    87,861
Common stock expense                            0                   0
Additional paid-in capital                      0  (170,343)  170,343
Unreal loss on marketable securities            0                   0
Retained earnings                         (22,716)   21,415   (21,415)  (22,716)
  Total common equity                      65,145  (149,185)  149,185    65,145
    Total capital and liabilities         699,595  (149,185)  699,116   149,664


LG&E GAS SYSTEMS INC.                                                 Exhibit A
Consolidating Income Statement
Year Ended December 31, 1996

                                                                          LG&E
                                                                LG&E       Gas
                                                             Natural   Systems
                                          Totals     Adj's      Inc.      Inc.
REVENUES:
Electric utility                                0                   0
Gas utility                                     0                   0
Energy marketing and trading            2,384,633           2,384,633
Other                                           0                   0
  Total revenues                        2,384,633         0 2,384,633         0

COST OF REVENUES:
Fuel and power purchased                        0                   0
Gas supply expenses                             0                   0
Energy marketing and trading            2,336,650           2,336,650
Other                                           0                   0
  Total cost of revenues                2,336,650         0 2,336,650         0

Gross profit                               47,983         0    47,983         0

OPERATING EXPENSES:
Operation and maintenance:
  Utility                                       0                   0
  Non-utility                              28,001              27,350       651
Depreciation and amortization              11,837              11,798        39
Non-recurring charges                      26,330              26,330
  Total operating expenses                 66,168         0    65,478       690

Equity in earnings                              0    17,056         0   (17,056)

OPERATING INCOME                          (18,185)   17,056   (17,495)  (17,746)

Interco chargebacks                        (1,628)             (6,993)    5,365

Other income and deductions                   661                 549       112
Interco int income (expense)               (2,863)                  0    (2,863)
Interest expense and pfd dividends          3,925                   0     3,925

INCOME BEFORE INCOME TAXES                (25,940)   17,056   (23,939)  (19,057)

Income taxes                               (7,583)             (6,883)     (700)

NET INCOME                                (18,357)   17,056   (17,056)  (18,357)


LG&E GAS SYSTEMS INC.                                                 Exhibit A
Consolidating Statement of
  Retained Earnings
Year Ended December 31, 1996

                                                                          LG&E
                                                                LG&E       Gas
                                                             Natural   Systems
                                          Totals     Adj's      Inc.      Inc.
Beginning retained earnings                (4,359)             (4,359)

Net income                                (18,357)   17,056   (17,056)  (18,357)

Dividends                                       0                   0
                                                                    0
Other                                           0     4,359         0    (4,359)

Ending retained earnings                  (22,716)   21,415   (21,415)  (22,716)


LG&E NATURAL INC.                                                                                   Exhibit A
Consolidating Balance Sheet - Part 1
ASSETS
December 31, 1996


                                                                LG&E                  HD    Totals    Totals
                                                             Natural    Hadson    Energy      From      From
                                          Totals     Adj's      Inc.     Fuels     Corp.    Part 2    Part 3
CURRENT ASSETS:
Cash and temporary investments             30,117     1,357     6,258                   0    21,449     1,053
Marketable securities                           0                                       0         0         0
Accounts receivable (net)                 370,486                 (78)                  0   355,697    14,867
Materials and supplies:
  Fuel                                          0                                       0         0         0
  Gas stored underground                    7,748                                       0     7,328       420
  Other                                         0                                       0         0         0
Price risk management assets               61,784                                       0    61,784         0
Prepayments and other                       8,836                  17                   0     8,394       425
  Total current assets                    478,971     1,357     6,197         0         0   454,652    16,765

OTHER PROPERTY AND INVESTMENTS:
Investments in affiliates                       0                                       0         0         0
Investments in subsidiaries                     0  (172,820)  172,820                   0         0         0
Non-utility property and plant, net       167,817                                       0    21,893   145,924
Price risk management assets                8,798                                       0     8,798         0
Other                                      10,289               2,150                   0     8,139         0
  Total other prop and investments        186,904  (172,820)  174,970         0         0    38,830   145,924

UTILITY PLANT:
Electric                                        0                                       0         0         0
Gas                                             0                                       0         0         0
Common                                          0                                       0         0         0
  Original cost                                 0         0         0         0         0         0         0
Acc depreciation                                0                                       0         0         0
  Net utility plant                             0         0         0         0         0         0         0

DEFERRED DEBITS:
Regulatory assets                               0                                       0         0         0
Goodwill, net                              33,241              33,241                   0         0         0
Other                                           0                                       0         0         0
  Total deferred debits                    33,241         0    33,241         0         0         0         0
    Total assets                          699,116  (171,463)  214,408         0         0   493,482   162,689


LG&E NATURAL INC.                                                                                   Exhibit A
Consolidating Balance Sheet - Part 1
CAPITAL AND LIABILITIES
December 31, 1996


                                                                LG&E                  HD    Totals    Totals
                                                             Natural    Hadson    Energy      From      From
                                          Totals     Adj's      Inc.     Fuels     Corp.    Part 2    Part 3
CURRENT LIABILITIES:
Long-term debt due w/in 1 year                  0                                       0         0         0
Notes payable                                   0                                       0         0         0
Accounts payable                          375,843     1,357       (28)       24         0   364,002    10,488
Trimble County settlement                       0                                       0         0         0
Dividends payable                               0                                       0         0         0
Accrued taxes                              (6,830)             (6,739)                  0       (91)        0
Accrued interest                                0                                       0         0         0
Intercompany accounts                      44,306              25,877              (1,643)    4,406    15,666
Price risk management liabilities          86,274                                       0    86,274         0
Other                                       8,596                 581                   0     3,311     4,704
  Total current liabilities               508,189     1,357    19,691        24    (1,643)  457,902    30,858

LONG-TERM DEBT:
First mortgage bonds                            0                                       0         0         0
Unamortized premium                             0                                       0         0         0
  Total debt                                    0         0         0         0         0         0         0

DEFERRED CREDITS:
Accum deferred income taxes                18,274              18,274                   0         0         0
ITC, in process of amortization                 0                                       0         0         0
Acc prov for pensions                           0                                       0         0         0
Cust advances for construction                  0                                       0         0         0
Regulatory liability                            0                                       0         0         0
Price risk management liabilities          16,988                                       0    16,988         0
Other                                       6,480               3,538                   0       616     2,326
  Total deferred credits                   41,742         0    21,812         0         0    17,604     2,326

CUMULATIVE PREFERRED STOCK                      0                                       0         0         0

CAPITALIZATION:
Common stock                                  257      (502)      257         1         0         0       501
Common stock expense                            0                                       0         0         0
Additional paid-in capital                170,343  (144,780)  167,007     2,798   (12,679)   30,852   127,145
Unreal loss on marketable securities            0                                       0         0         0
Retained earnings                         (21,415)  (27,538)    5,641    (2,823)   14,322   (12,876)    1,859
  Total common equity                     149,185  (172,820)  172,905       (24)    1,643    17,976   129,505
    Total capital and liabilities         699,116  (171,463)  214,408         0         0   493,482   162,689


LG&E NATURAL INC.                                                                                   Exhibit A
Consolidating Income Statement - Part 1
Year Ended December 31, 1996


                                                                LG&E                  HD    Totals    Totals
                                                             Natural    Hadson    Energy      From      From
                                          Totals     Adj's      Inc.     Fuels     Corp.    Part 2    Part 3
REVENUES:
Electric utility                                0                                       0         0         0
Gas utility                                     0                                       0         0         0
Energy marketing and trading            2,384,633   (56,725)                            0 2,356,096    85,262
Other                                           0                                       0         0         0
  Total revenues                        2,384,633   (56,725)        0         0         0 2,356,096    85,262

COST OF REVENUES:
Fuel and power purchased                        0                                       0         0         0
Gas supply expenses                             0                                       0         0         0
Energy marketing and trading            2,336,650   (56,725)                            0 2,331,332    62,043
Other                                           0                                       0         0         0
  Total cost of revenues                2,336,650   (56,725)        0         0         0 2,331,332    62,043

Gross profit                               47,983         0         0         0         0    24,764    23,219

OPERATING EXPENSES:
Operation and maintenance:
  Utility                                       0                                       0         0         0
  Non-utility                              27,350                                       0    15,192    12,158
Depreciation and amortization              11,798               2,480                   0     2,930     6,388
Non-recurring charges                      26,330                                       0    26,330         0
  Total operating expenses                 65,478         0     2,480         0         0    44,452    18,546

Equity in earnings                              0                                       0         0         0

OPERATING INCOME                          (17,495)        0    (2,480)        0         0   (19,688)    4,673

Interco chargebacks                        (6,993)                                      0    (4,395)   (2,598)

Other income and deductions                   549                 159         1         0       326        63
Interco int income (expense)                    0                                       0         0         0
Interest expense and pfd dividends              0                                       0         0         0

INCOME BEFORE INCOME TAXES                (23,939)        0    (2,321)        1         0   (23,757)    2,138

Income taxes                               (6,883)             (7,522)                  0       639         0

NET INCOME                                (17,056)        0     5,201         1         0   (24,396)    2,138


LG&E NATURAL INC.                                                                                   Exhibit A
Consolidating Statement of
  Retained Earnings - Part 1
Year Ended December 31, 1996


                                                                LG&E                  HD    Totals    Totals
                                                             Natural    Hadson    Energy      From      From
                                          Totals     Adj's      Inc.     Fuels     Corp.    Part 2    Part 3
Beginning retained earnings                (4,359)  (27,538)      440    (2,824)   14,322    11,520      (279)

Net income                                (17,056)        0     5,201         1         0   (24,396)    2,138

Dividends                                       0                                       0         0         0

Other                                           0                                       0         0         0

Ending retained earnings                  (21,415)  (27,538)    5,641    (2,823)   14,322   (12,876)    1,859


LG&E NATURAL INC.                                                                                             Exhibit A
Consolidating Balance Sheet - Part 2
ASSETS
December 31, 1996

                                                                                                      Hadson    Hadson
                                                    Hadson    Hadson             Western    Hadson       Gas    Indus-
                                                    Finan-       Gas    Hadson   Natural       Gas   Market-     trial
                                          Totals      cial   Systems    Canada       Gas   Company       ing     Sales
CURRENT ASSETS:
Cash and temporary investments             21,449      (504)   21,225       679        18        31
Marketable securities                           0                   0
Accounts receivable (net)                 355,697        (1)  280,675    67,062     5,800     1,173       988
Materials and supplies:
  Fuel                                          0                   0
  Gas stored underground                    7,328               4,950     2,889                          (511)
  Other                                         0                   0
Price risk management assets               61,784              43,527    16,616     1,641
Prepayments and other                       8,394       104     8,275         8         8        (1)
  Total current assets                    454,652      (401)  358,652    87,254     7,467     1,203       477         0

OTHER PROPERTY AND INVESTMENTS:
Investments in affiliates                       0                   0
Investments in subsidiaries                     0                   0
Non-utility property and plant, net        21,893     2,199        63       140        10    19,151                 330
Price risk management assets                8,798               7,433     1,300        65
Other                                       8,139               8,139
  Total other prop and investments         38,830     2,199    15,635     1,440        75    19,151         0       330

UTILITY PLANT:
Electric                                        0                   0
Gas                                             0                   0
Common                                          0                   0
  Original cost                                 0         0         0         0         0         0         0         0
Acc depreciation                                0                   0
  Net utility plant                             0         0         0         0         0         0         0         0

DEFERRED DEBITS:
Regulatory assets                               0                   0
Goodwill, net                                   0                   0
Other                                           0                   0
  Total deferred debits                         0         0         0         0         0         0         0         0
    Total assets                          493,482     1,798   374,287    88,694     7,542    20,354       477       330


LG&E NATURAL INC.                                                                                             Exhibit A
Consolidating Balance Sheet - Part 2
CAPITAL AND LIABILITIES
December 31, 1996

                                                                                                      Hadson    Hadson
                                                    Hadson    Hadson             Western    Hadson       Gas    Indus-
                                                    Finan-       Gas    Hadson   Natural       Gas   Market-     trial
                                          Totals      cial   Systems    Canada       Gas   Company       ing     Sales
CURRENT LIABILITIES:
Long-term debt due w/in 1 year                  0                   0
Notes payable                                   0                   0
Accounts payable                          364,002      (128)  290,115    67,635     4,667       705     1,008
Trimble County settlement                       0                   0
Dividends payable                               0                   0
Accrued taxes                                 (91)      (91)        0
Accrued interest                                0                   0
Intercompany accounts                       4,406     2,411     1,686     9,548    (9,627)      151       106       131
Price risk management liabilities          86,274              52,429    32,450     1,395
Other                                       3,311     2,864       (55)      307         3       726      (534)
  Total current liabilities               457,902     5,056   344,175   109,940    (3,562)    1,582       580       131

LONG-TERM DEBT:
First mortgage bonds                            0                   0
Unamortized premium                             0                   0
  Total debt                                    0         0         0         0         0         0         0         0

DEFERRED CREDITS:
Accum deferred income taxes                     0                   0
ITC, in process of amortization                 0                   0
Acc prov for pensions                           0                   0
Cust advances for construction                  0                   0
Regulatory liability                            0                   0
Price risk management liabilities          16,988               3,774    13,204        10
Other                                         616       616         0
  Total deferred credits                   17,604       616     3,774    13,204        10         0         0         0

CUMULATIVE PREFERRED STOCK                      0                   0

CAPITALIZATION:
Common stock                                    0                   0
Common stock expense                            0                   0
Additional paid-in capital                 30,852       401     7,613       620     3,268    18,693        52       205
Unreal loss on marketable securities            0                   0
Retained earnings                         (12,876)   (4,275)   18,725   (35,070)    7,826        79      (155)       (6)
  Total common equity                      17,976    (3,874)   26,338   (34,450)   11,094    18,772      (103)      199
    Total capital and liabilities         493,482     1,798   374,287    88,694     7,542    20,354       477       330


LG&E NATURAL INC.                                                                                             Exhibit A
Consolidating Income Statement - Part 2
Year Ended December 31, 1996

                                                                                                      Hadson    Hadson
                                                    Hadson    Hadson             Western    Hadson       Gas    Indus-
                                                    Finan-       Gas    Hadson   Natural       Gas   Market-     trial
                                          Totals      cial   Systems    Canada       Gas   Company       ing     Sales
REVENUES:
Electric utility                                0                   0
Gas utility                                     0                   0
Energy marketing and trading            2,356,096           1,975,406   332,569    26,297    10,342    11,482
Other                                           0                   0
  Total revenues                        2,356,096         0 1,975,406   332,569    26,297    10,342    11,482         0

COST OF REVENUES:
Fuel and power purchased                        0                   0
Gas supply expenses                             0                   0
Energy marketing and trading            2,331,332           1,947,272   340,570    23,815     8,275    11,400
Other                                           0                   0
  Total cost of revenues                2,331,332         0 1,947,272   340,570    23,815     8,275    11,400         0

Gross profit                               24,764         0    28,134    (8,001)    2,482     2,067        82         0

OPERATING EXPENSES:
Operation and maintenance:
  Utility                                       0                   0
  Non-utility                              15,192       (12)   13,316       470       407       740       272        (1)
Depreciation and amortization               2,930       493     1,575        33         4       811                  14
Non-recurring charges                      26,330                   0    26,330
  Total operating expenses                 44,452       481    14,891    26,833       411     1,551       272        13

Equity in earnings                              0                   0

OPERATING INCOME                          (19,688)     (481)   13,243   (34,834)    2,071       516      (190)      (13)

Interco chargebacks                        (4,395)   (1,575)   (2,029)                (53)     (738)

Other income and deductions                   326         8       274        17        31        (4)
Interco int income (expense)                    0                   0
Interest expense and pfd dividends              0                   0

INCOME BEFORE INCOME TAXES                (23,757)   (2,048)   11,488   (34,817)    2,049      (226)     (190)      (13)

Income taxes                                  639       639         0

NET INCOME                                (24,396)   (2,687)   11,488   (34,817)    2,049      (226)     (190)      (13)


LG&E NATURAL INC.                                                                                             Exhibit A
Consolidating Statement of
  Retained Earnings - Part 2
Year Ended December 31, 1996

                                                                                                      Hadson    Hadson
                                                    Hadson    Hadson             Western    Hadson       Gas    Indus-
                                                    Finan-       Gas    Hadson   Natural       Gas   Market-     trial
                                          Totals      cial   Systems    Canada       Gas   Company       ing     Sales
Beginning retained earnings                11,520    (1,588)    7,237      (253)    5,777       305        35         7

Net income                                (24,396)   (2,687)   11,488   (34,817)    2,049      (226)     (190)      (13)

Dividends                                       0                   0

Other                                           0                   0

Ending retained earnings                  (12,876)   (4,275)   18,725   (35,070)    7,826        79      (155)       (6)


LG&E NATURAL INC.                                                                                             Exhibit A
Consolidating Balance Sheet - Part 3
ASSETS
December 31, 1996

                                                    Hadson                                                      Ultra-
                                                       Gas                                                     systems
                                                    Trans.                                            Hadson     Small
                                          Totals       Co.     Llano    Nmesco      HGGP     HERMI   Equador     Power
CURRENT ASSETS:
Cash and temporary investments              1,053                 137                 916
Marketable securities                           0
Accounts receivable (net)                  14,867       911     7,871               6,085
Materials and supplies:
  Fuel                                          0
  Gas stored underground                      420        11       409
  Other                                         0
Price risk management assets                    0
Prepayments and other                         425                 431                  (6)
  Total current assets                     16,765       922     8,848         0     6,995         0         0         0

OTHER PROPERTY AND INVESTMENTS:
Investments in affiliates                       0
Investments in subsidiaries                     0
Non-utility property and plant, net       145,924     2,218    24,079       236   119,391
Price risk management assets                    0
Other                                           0
  Total other prop and investments        145,924     2,218    24,079       236   119,391         0         0         0

UTILITY PLANT:
Electric                                        0
Gas                                             0
Common                                          0
  Original cost                                 0         0         0         0         0         0         0         0
Acc depreciation                                0
  Net utility plant                             0         0         0         0         0         0         0         0

DEFERRED DEBITS:
Regulatory assets                               0
Goodwill, net                                   0
Other                                           0
  Total deferred debits                         0         0         0         0         0         0         0         0
    Total assets                          162,689     3,140    32,927       236   126,386         0         0         0


LG&E NATURAL INC.                                                                                             Exhibit A
Consolidating Balance Sheet - Part 3
CAPITAL AND LIABILITIES
December 31, 1996

                                                    Hadson                                                      Ultra-
                                                       Gas                                                     systems
                                                    Trans.                                            Hadson     Small
                                          Totals       Co.     Llano    Nmesco      HGGP     HERMI   Equador     Power
CURRENT LIABILITIES:
Long-term debt due w/in 1 year                  0
Notes payable                                   0
Accounts payable                           10,488       842     6,304               3,342
Trimble County settlement                       0
Dividends payable                               0
Accrued taxes                                   0
Accrued interest                                0
Intercompany accounts                      15,666     2,200    47,116   (40,866)    7,214                  (1)        3
Price risk management liabilities               0
Other                                       4,704        47     2,971               1,686
  Total current liabilities                30,858     3,089    56,391   (40,866)   12,242         0        (1)        3

LONG-TERM DEBT:
First mortgage bonds                            0
Unamortized premium                             0
  Total debt                                    0         0         0         0         0         0         0         0

DEFERRED CREDITS:
Accum deferred income taxes                     0
ITC, in process of amortization                 0
Acc prov for pensions                           0
Cust advances for construction                  0
Regulatory liability                            0
Price risk management liabilities               0
Other                                       2,326                                   2,326
  Total deferred credits                    2,326         0         0         0     2,326         0         0         0

CUMULATIVE PREFERRED STOCK                      0

CAPITALIZATION:
Common stock                                  501                           100                             1       400
Common stock expense                            0
Additional paid-in capital                127,145      (800)   17,087     4,898   103,104                 765     2,091
Unreal loss on marketable securities            0
Retained earnings                           1,859       851   (40,551)   36,104     8,714                (765)   (2,494)
  Total common equity                     129,505        51   (23,464)   41,102   111,818         0         1        (3)
    Total capital and liabilities         162,689     3,140    32,927       236   126,386         0         0         0


LG&E NATURAL INC.                                                                                             Exhibit A
Consolidating Income Statement - Part 3
Year Ended December 31, 1996

                                                    Hadson                                                      Ultra-
                                                       Gas                                                     systems
                                                    Trans.                                            Hadson     Small
                                          Totals       Co.     Llano    Nmesco      HGGP     HERMI   Equador     Power
REVENUES:
Electric utility                                0
Gas utility                                     0
Energy marketing and trading               85,262    10,345     8,772              66,145
Other                                           0
  Total revenues                           85,262    10,345     8,772         0    66,145         0         0         0

COST OF REVENUES:
Fuel and power purchased                        0
Gas supply expenses                             0
Energy marketing and trading               62,043     9,513     3,205              49,325
Other                                           0
  Total cost of revenues                   62,043     9,513     3,205         0    49,325         0         0         0

Gross profit                               23,219       832     5,567         0    16,820         0         0         0

OPERATING EXPENSES:
Operation and maintenance:
  Utility                                       0
  Non-utility                              12,158       387     3,074        23     8,674
Depreciation and amortization               6,388        98       838        10     5,442
Non-recurring charges                           0
  Total operating expenses                 18,546       485     3,912        33    14,116         0         0         0

Equity in earnings                              0

OPERATING INCOME                            4,673       347     1,655       (33)    2,704         0         0         0

Interco chargebacks                        (2,598)               (218)      (30)   (2,350)

Other income and deductions                    63                  29         3        31
Interco int income (expense)                    0
Interest expense and pfd dividends              0

INCOME BEFORE INCOME TAXES                  2,138       347     1,466       (60)      385         0         0         0

Income taxes                                    0

NET INCOME                                  2,138       347     1,466       (60)      385         0         0         0


LG&E NATURAL INC.                                                                                             Exhibit A
Consolidating Statement of
  Retained Earnings - Part 3
Year Ended December 31, 1996

                                                    Hadson                                                      Ultra-
                                                       Gas                                                     systems
                                                    Trans.                                            Hadson     Small
                                          Totals       Co.     Llano    Nmesco      HGGP     HERMI   Equador     Power
Beginning retained earnings                  (279)      504   (42,017)   36,164     8,329                (765)   (2,494)

Net income                                  2,138       347     1,466       (60)      385         0         0         0

Dividends                                       0

Other                                           0

Ending retained earnings                    1,859       851   (40,551)   36,104     8,714         0      (765)   (2,494)


HADSON GAS SYSTEMS INC.                                               Exhibit A
Consolidating Balance Sheet
ASSETS
December 31, 1996


                                                              Hadson
                                                                 Gas
                                          Totals     Adj's   Systems      HESI
CURRENT ASSETS:
Cash and temporary investments             21,225              21,225
Marketable securities                           0
Accounts receivable (net)                 280,675             280,666         9
Materials and supplies:
  Fuel                                          0
  Gas stored underground                    4,950               4,950
  Other                                         0
Price risk management assets               43,527              43,527
Prepayments and other                       8,275               8,275
  Total current assets                    358,652         0   358,643         9

OTHER PROPERTY AND INVESTMENTS:
Investments in affiliates                       0
Investments in subsidiaries                     0
Non-utility property and plant, net            63                  63
Price risk management assets                7,433               7,433
Other                                       8,139               8,139
  Total other prop and investments         15,635         0    15,635         0

UTILITY PLANT:
Electric                                        0
Gas                                             0
Common                                          0
  Original cost                                 0         0         0         0
Acc depreciation                                0
  Net utility plant                             0         0         0         0

DEFERRED DEBITS:
Regulatory assets                               0
Goodwill, net                                   0
Other                                           0
  Total deferred debits                         0         0         0         0
    Total assets                          374,287         0   374,278         9


HADSON GAS SYSTEMS INC.                                               Exhibit A
Consolidating Balance Sheet
CAPITAL AND LIABILITIES
December 31, 1996


                                                              Hadson
                                                                 Gas
                                          Totals     Adj's   Systems      HESI
CURRENT LIABILITIES:
Long-term debt due w/in 1 year                  0
Notes payable                                   0
Accounts payable                          290,115             290,115
Trimble County settlement                       0
Dividends payable                               0
Accrued taxes                                   0
Accrued interest                                0
Intercompany accounts                       1,686               2,112      (426)
Price risk management liabilities          52,429              52,429
Other                                         (55)                (55)
  Total current liabilities               344,175         0   344,601      (426)

LONG-TERM DEBT:
First mortgage bonds                            0
Unamortized premium                             0
  Total debt                                    0         0         0         0

DEFERRED CREDITS:
Accum deferred income taxes                     0
ITC, in process of amortization                 0
Acc prov for pensions                           0
Cust advances for construction                  0
Regulatory liability                            0
Price risk management liabilities           3,774               3,774
Other                                           0
  Total deferred credits                    3,774         0     3,774         0

CUMULATIVE PREFERRED STOCK                      0

CAPITALIZATION:
Common stock                                    0                   0
Common stock expense                            0
Additional paid-in capital                  7,613               7,613
Unreal loss on marketable securities            0
Retained earnings                          18,725              18,290       435
  Total common equity                      26,338         0    25,903       435
    Total capital and liabilities         374,287         0   374,278         9


HADSON GAS SYSTEMS INC.                                               Exhibit A
Consolidating Income Statement
Year Ended December 31, 1996


                                                              Hadson
                                                                 Gas
                                          Totals     Adj's   Systems      HESI
REVENUES:
Electric utility                                0
Gas utility                                     0
Energy marketing and trading            1,975,406           1,975,406
Other                                           0
  Total revenues                        1,975,406         0 1,975,406         0

COST OF REVENUES:
Fuel and power purchased                        0
Gas supply expenses                             0
Energy marketing and trading            1,947,272           1,947,272
Other                                           0
  Total cost of revenues                1,947,272         0 1,947,272         0

Gross profit                               28,134         0    28,134         0

OPERATING EXPENSES:
Operation and maintenance:
  Utility                                       0
  Non-utility                              13,316              13,316
Depreciation and amortization               1,575               1,575
Non-recurring charges                           0
  Total operating expenses                 14,891         0    14,891         0

Equity in earnings                              0

OPERATING INCOME                           13,243         0    13,243         0

Interco chargebacks                        (2,029)             (2,029)

Other income and deductions                   274                 274
Interco int income (expense)                    0
Interest expense and pfd dividends              0

INCOME BEFORE INCOME TAXES                 11,488         0    11,488         0

Income taxes                                    0

NET INCOME                                 11,488         0    11,488         0


HADSON GAS SYSTEMS INC.                                               Exhibit A
Consolidating Statement of
  Retained Earnings
Year Ended December 31, 1996


                                                              Hadson
                                                                 Gas
                                          Totals     Adj's   Systems      HESI
Beginning retained earnings                 7,237               6,802       435

Net income                                 11,488         0    11,488         0

Dividends                                       0

Other                                           0

Ending retained earnings                   18,725         0    18,290       435


NuHPI Inc.                                                                      Exhibit A
Consolidating Balance Sheet
ASSETS
December 31, 1996

                                                                        Ultra-    Hadson
                                                                         power     Power
                                                               NuHPI    Energy      Live
                                          Totals     Adj's      Inc.   Resrces       Oak
CURRENT ASSETS:
Cash and temporary investments                  0
Marketable securities                           0
Accounts receivable (net)                       0
Materials and supplies:
  Fuel                                          0
  Gas stored underground                        0
  Other                                         0
Price risk management assets                    0
Prepayments and other                           0
  Total current assets                          0         0         0         0         0

OTHER PROPERTY AND INVESTMENTS:
Investments in affiliates                       0
Investments in subsidiaries                     0
Non-utility property and plant, net             0
Price risk management assets                    0
Other                                           0
  Total other prop and investments              0         0         0         0         0

UTILITY PLANT:
Electric                                        0
Gas                                             0
Common                                          0
  Original cost                                 0         0         0         0         0
Acc depreciation                                0
  Net utility plant                             0         0         0         0         0

DEFERRED DEBITS:
Regulatory assets                               0
Goodwill, net                                   0
Other                                           0
  Total deferred debits                         0         0         0         0         0
    Total assets                                0         0         0         0         0


NuHPI Inc.                                                                      Exhibit A
Consolidating Balance Sheet
CAPITAL AND LIABILITIES
December 31, 1996

                                                                        Ultra-    Hadson
                                                                         power     Power
                                                               NuHPI    Energy      Live
                                          Totals     Adj's      Inc.   Resrces       Oak
CURRENT LIABILITIES:
Long-term debt due w/in 1 year                  0
Notes payable                                   0
Accounts payable                                0
Trimble County settlement                       0
Dividends payable                               0
Accrued taxes                                   0
Accrued interest                                0
Intercompany accounts                       7,295               7,295
Price risk management liabilities               0
Other                                           0
  Total current liabilities                 7,295         0     7,295         0         0

LONG-TERM DEBT:
First mortgage bonds                            0
Unamortized premium                             0
  Total debt                                    0         0         0         0         0

DEFERRED CREDITS:
Accum deferred income taxes                     0
ITC, in process of amortization                 0
Acc prov for pensions                           0
Cust advances for construction                  0
Regulatory liability                            0
Price risk management liabilities               0
Other                                           0
  Total deferred credits                        0         0         0         0         0

CUMULATIVE PREFERRED STOCK                      0

CAPITALIZATION:
Common stock                                    0
Common stock expense                            0
Additional paid-in capital                      0                   0
Unreal loss on marketable securities            0
Retained earnings                          (7,295)             (7,295)
  Total common equity                      (7,295)        0    (7,295)        0         0
    Total capital and liabilities               0         0         0         0         0


NuHPI Inc.                                                                      Exhibit A
Consolidating Income Statement
Year Ended December 31, 1996

                                                                        Ultra-    Hadson
                                                                         power     Power
                                                               NuHPI    Energy      Live
                                          Totals     Adj's      Inc.   Resrces       Oak
REVENUES:
Electric utility                                0
Gas utility                                     0
Energy marketing and trading                    0
Other                                           0
  Total revenues                                0         0         0         0         0

COST OF REVENUES:
Fuel and power purchased                        0
Gas supply expenses                             0
Energy marketing and trading                    0
Other                                           0
  Total cost of revenues                        0         0         0         0         0

Gross profit                                    0         0         0         0         0

OPERATING EXPENSES:
Operation and maintenance:
  Utility                                       0
  Non-utility                                   0
Depreciation and amortization                   0
Non-recurring charges                           0
  Total operating expenses                      0         0         0         0         0

Equity in earnings                              0

OPERATING INCOME                                0         0         0         0         0

Interco chargebacks                             0

Other income and deductions                     0
Interco int income (expense)                    0
Interest expense and pfd dividends              0

INCOME BEFORE INCOME TAXES                      0         0         0         0         0

Income taxes                                    0

NET INCOME                                      0         0         0         0         0


NuHPI Inc.                                                                      Exhibit A
Consolidating Statement of
  Retained Earnings
Year Ended December 31, 1996

                                                                        Ultra-    Hadson
                                                                         power     Power
                                                               NuHPI    Energy      Live
                                          Totals     Adj's      Inc.   Resrces       Oak
Beginning retained earnings                (7,295)             (7,295)

Net income                                      0         0         0         0         0

Dividends                                       0

Other                                           0

Ending retained earnings                   (7,295)        0    (7,295)        0         0


HD Energy Corp.                                                                                     Exhibit A
Consolidating Balance Sheet
ASSETS
December 31, 1996


                                                                  HD              Ultra-    Ultra-
                                                              Energy    Ultra-     fuels   systems     NuHPI
                                          Totals     Adj's     Corp.   fuels 1      Inc.     Int'l      Inc.
CURRENT ASSETS:
Cash and temporary investments                  0                                                           0
Marketable securities                           0                                                           0
Accounts receivable (net)                       0                                                           0
Materials and supplies:
  Fuel                                          0                                                           0
  Gas stored underground                        0                                                           0
  Other                                         0                                                           0
Price risk management assets                    0                                                           0
Prepayments and other                           0                                                           0
  Total current assets                          0         0         0         0         0         0         0

OTHER PROPERTY AND INVESTMENTS:
Investments in affiliates                       0                                                           0
Investments in subsidiaries                     0                                                           0
Non-utility property and plant, net             0                                                           0
Price risk management assets                    0                                                           0
Other                                           0                                                           0
  Total other prop and investments              0         0         0         0         0         0         0

UTILITY PLANT:
Electric                                        0                                                           0
Gas                                             0                                                           0
Common                                          0                                                           0
  Original cost                                 0         0         0         0         0         0         0
Acc depreciation                                0                                                           0
  Net utility plant                             0         0         0         0         0         0         0

DEFERRED DEBITS:
Regulatory assets                               0                                                           0
Goodwill, net                                   0                                                           0
Other                                           0                                                           0
  Total deferred debits                         0         0         0         0         0         0         0
    Total assets                                0         0         0         0         0         0         0


HD Energy Corp.                                                                                     Exhibit A
Consolidating Balance Sheet
CAPITAL AND LIABILITIES
December 31, 1996


                                                                  HD              Ultra-    Ultra-
                                                              Energy    Ultra-     fuels   systems     NuHPI
                                          Totals     Adj's     Corp.   fuels 1      Inc.     Int'l      Inc.
CURRENT LIABILITIES:
Long-term debt due w/in 1 year                  0                                                           0
Notes payable                                   0                                                           0
Accounts payable                                0                                                           0
Trimble County settlement                       0                                                           0
Dividends payable                               0                                                           0
Accrued taxes                                   0                                                           0
Accrued interest                                0                                                           0
Intercompany accounts                      (1,643)  (11,088)   (2,190)       (1)    4,591      (250)    7,295
Price risk management liabilities               0                                                           0
Other                                           0                                                           0
  Total current liabilities                (1,643)  (11,088)   (2,190)       (1)    4,591      (250)    7,295

LONG-TERM DEBT:
First mortgage bonds                            0                                                           0
Unamortized premium                             0                                                           0
  Total debt                                    0         0         0         0         0         0         0

DEFERRED CREDITS:
Accum deferred income taxes                     0                                                           0
ITC, in process of amortization                 0                                                           0
Acc prov for pensions                           0                                                           0
Cust advances for construction                  0                                                           0
Regulatory liability                            0                                                           0
Price risk management liabilities               0                                                           0
Other                                           0                                                           0
  Total deferred credits                        0         0         0         0         0         0         0

CUMULATIVE PREFERRED STOCK                      0                                                           0

CAPITALIZATION:
Common stock                                    0      (351)                  1       100       250         0
Common stock expense                            0                                                           0
Additional paid-in capital                (12,679)    4,643   (12,679)             (4,643)                  0
Unreal loss on marketable securities            0                                                           0
Retained earnings                          14,322     6,796    14,869                 (48)             (7,295)
  Total common equity                       1,643    11,088     2,190         1    (4,591)      250    (7,295)
    Total capital and liabilities               0         0         0         0         0         0         0


HD Energy Corp.                                                                                     Exhibit A
Consolidating Income Statement
Year Ended December 31, 1996


                                                                  HD              Ultra-    Ultra-
                                                              Energy    Ultra-     fuels   systems     NuHPI
                                          Totals     Adj's     Corp.   fuels 1      Inc.     Int'l      Inc.
REVENUES:
Electric utility                                0                                                           0
Gas utility                                     0                                                           0
Energy marketing and trading                    0                                                           0
Other                                           0                                                           0
  Total revenues                                0         0         0         0         0         0         0

COST OF REVENUES:
Fuel and power purchased                        0                                                           0
Gas supply expenses                             0                                                           0
Energy marketing and trading                    0                                                           0
Other                                           0                                                           0
  Total cost of revenues                        0         0         0         0         0         0         0

Gross profit                                    0         0         0         0         0         0         0

OPERATING EXPENSES:
Operation and maintenance:
  Utility                                       0                                                           0
  Non-utility                                   0                                                           0
Depreciation and amortization                   0                                                           0
Non-recurring charges                           0                                                           0
  Total operating expenses                      0         0         0         0         0         0         0

Equity in earnings                              0                                                           0

OPERATING INCOME                                0         0         0         0         0         0         0

Interco chargebacks                             0                                                           0

Other income and deductions                     0                                                           0
Interco int income (expense)                    0                                                           0
Interest expense and pfd dividends              0                                                           0

INCOME BEFORE INCOME TAXES                      0         0         0         0         0         0         0

Income taxes                                    0                                                           0

NET INCOME                                      0         0         0         0         0         0         0


HD Energy Corp.                                                                                     Exhibit A
Consolidating Statement of
  Retained Earnings
Year Ended December 31, 1996


                                                                  HD              Ultra-    Ultra-
                                                              Energy    Ultra-     fuels   systems     NuHPI
                                          Totals     Adj's     Corp.   fuels 1      Inc.     Int'l      Inc.
Beginning retained earnings                14,322     6,796    14,869                 (48)             (7,295)

Net income                                      0         0         0         0         0         0         0

Dividends                                       0                                                           0

Other                                           0                                                           0

Ending retained earnings                   14,322     6,796    14,869         0       (48)        0    (7,295)


LG&E ENERGY SYSTEMS INC.                                                                  Exhibit A
Consolidating Balance Sheet - Part 1
ASSETS
December 31, 1996

                                                                          LG&E      LG&E
                                                                LG&E    Energy    Inter-    Totals
                                                               Power   Systems  national      From
                                            Cons     Adj's      Inc.      Inc.      Inc.    Part 2
CURRENT ASSETS:
Cash and temporary investments             24,895       439     8,405    16,024         0        27
Marketable securities                       2,220      (439)        0     2,659         0         0
Accounts receivable (net)                  62,241              60,114               2,132        (5)
Materials and supplies:
  Fuel                                          0                   0                   0         0
  Gas stored underground                        0                   0                   0         0
  Other                                         0                   0                   0         0
Price risk management assets               25,060              25,060                   0         0
Prepayments and other                         333                 251                  63        19
  Total current assets                    114,749         0    93,830    18,683     2,195        41

OTHER PROPERTY AND INVESTMENTS:
Investments in affiliates                 126,099             103,448              22,651         0
Investments in subsidiaries                     0  (138,692)        0   138,692         0         0
Non-utility property and plant, net         2,708               2,645                   0        63
Price risk management assets               27,825              27,825                   0         0
Other                                      10,019              10,019                   0         0
  Total other prop and investments        166,651  (138,692)  143,937   138,692    22,651        63

UTILITY PLANT:
Electric                                        0                   0                   0         0
Gas                                             0                   0                   0         0
Common                                          0                   0                   0         0
  Original cost                                 0         0         0         0         0         0
Acc depreciation                                0                   0                   0         0
  Net utility plant                             0         0         0         0         0         0

DEFERRED DEBITS:
Regulatory assets                               0                   0                   0         0
Goodwill, net                              14,077              14,077                   0         0
Other                                       5,683               3,245               2,438         0
  Total deferred debits                    19,760         0    17,322         0     2,438         0
    Total assets                          301,160  (138,692)  255,089   157,375    27,284       104


LG&E ENERGY SYSTEMS INC.                                                                  Exhibit A
Consolidating Balance Sheet - Part 1
CAPITAL AND LIABILITIES
December 31, 1996

                                                                          LG&E      LG&E
                                                                LG&E    Energy    Inter-    Totals
                                                               Power   Systems  national      From
                                            Cons     Adj's      Inc.      Inc.      Inc.    Part 2
CURRENT LIABILITIES:
Long-term debt due w/in 1 year                  0                   0                   0         0
Notes payable                              47,000                   0    47,000         0         0
Accounts payable                           63,527              63,482        16        29         0
Trimble County settlement                       0                   0                   0         0
Dividends payable                               0                   0                   0         0
Accrued taxes                              (1,576)             (2,313)    1,193      (380)      (76)
Accrued interest                               19                   0        19         0         0
Intercompany accounts                     (49,268)            (26,119)  (28,428)    4,232     1,047
Price risk management liabilities          22,128              22,128                   0         0
Other                                       7,085               6,718        81         0       286
  Total current liabilities                88,915         0    63,896    19,881     3,881     1,257

LONG-TERM DEBT:
First mortgage bonds                            0                   0                   0         0
Unamortized premium                             0                   0                   0         0
  Total debt                                    0         0         0         0         0         0

DEFERRED CREDITS:
Accum deferred income taxes                28,109              27,117       364       632        (4)
ITC, in process of amortization                 0                   0                   0         0
Acc prov for pensions                           0                   0                   0         0
Cust advances for construction                  0                   0                   0         0
Regulatory liability                            0                   0                   0         0
Price risk management liabilities          10,494              10,494                   0         0
Other                                      36,510              36,510                   0         0
  Total deferred credits                   75,113         0    74,121       364       632        (4)

CUMULATIVE PREFERRED STOCK                      0                   0                   0         0

CAPITALIZATION:
Common stock                                    1                   0         1         0         0
Common stock expense                            0                   0                   0         0
Additional paid-in capital                 80,000   (85,496)   61,034    80,000    24,462         0
Unreal loss on marketable securities          643                   0       643         0         0
Retained earnings                          56,488   (53,196)   56,038    56,486    (1,691)   (1,149)
  Total common equity                     137,132  (138,692)  117,072   137,130    22,771    (1,149)
    Total capital and liabilities         301,160  (138,692)  255,089   157,375    27,284       104


LG&E ENERGY SYSTEMS INC.                                                                  Exhibit A
Consolidating Income Statement - Part 1
Year Ended December 31, 1996

                                                                          LG&E      LG&E
                                                                LG&E    Energy    Inter-    Totals
                                                               Power   Systems  national      From
                                            Cons     Adj's      Inc.      Inc.      Inc.    Part 2
REVENUES:
Electric utility                                0                   0                   0         0
Gas utility                                     0                   0                   0         0
Energy marketing and trading              352,307             352,307                   0         0
Other                                      30,946              29,889                   0     1,057
  Total revenues                          383,253         0   382,196         0         0     1,057

COST OF REVENUES:
Fuel and power purchased                        0                   0                   0         0
Gas supply expenses                             0                   0                   0         0
Energy marketing and trading              327,252             327,252                   0         0
Other                                      13,556              12,731                   0       825
  Total cost of revenues                  340,808         0   339,983         0         0       825

Gross profit                               42,445         0    42,213         0         0       232

OPERATING EXPENSES:
Operation and maintenance:
  Utility                                       0                   0                   0         0
  Non-utility                              24,365              20,759      (109)    1,680     2,035
Depreciation and amortization               2,306               2,121                 174        11
Non-recurring charges                           0                   0                   0         0
  Total operating expenses                 26,671         0    22,880      (109)    1,854     2,046

Equity in earnings                         18,818   (21,497)   17,563    21,497     1,255         0

OPERATING INCOME                           34,592   (21,497)   36,896    21,606      (599)   (1,814)

Interco chargebacks                             0              (1,900)    1,900         0         0

Other income and deductions                 2,176               1,209       808        28       131
Interco int income (expense)                2,610                  76     2,534         0         0
Interest expense and pfd dividends          5,152                   0     5,083        69         0

INCOME BEFORE INCOME TAXES                 34,226   (21,497)   36,281    21,765      (640)   (1,683)

Income taxes                                9,094              13,291    (3,367)     (213)     (617)

NET INCOME                                 25,132   (21,497)   22,990    25,132      (427)   (1,066)


LG&E ENERGY SYSTEMS INC.                                                                  Exhibit A
Consolidating Statement of
  Retained Earnings - Part 1
Year Ended December 31, 1996

                                                                          LG&E      LG&E
                                                                LG&E    Energy    Inter-    Totals
                                                               Power   Systems  national      From
                                            Cons     Adj's      Inc.      Inc.      Inc.    Part 2
Beginning retained earnings                31,356   (56,699)   33,048    31,890    (1,264)   24,381

Net income                                 25,132   (21,497)   22,990    25,132      (427)   (1,066)

Dividends                                       0    24,464         0                   0   (24,464)

Other                                           0       536         0      (536)        0         0

Ending retained earnings                   56,488   (53,196)   56,038    56,486    (1,691)   (1,149)


LG&E ENERGY SYSTEMS INC.                                                        Exhibit A
Consolidating Balance Sheet - Part 2
ASSETS
December 31, 1996


                                                            LG&E Home
                                                   Enertech  Services
                                          Totals       Inc.      Inc.    LNGCG     LNGCL
CURRENT ASSETS:
Cash and temporary investments                 27        13        14
Marketable securities                           0
Accounts receivable (net)                      (5)                 (5)
Materials and supplies:
  Fuel                                          0
  Gas stored underground                        0
  Other                                         0
Price risk management assets                    0
Prepayments and other                          19         6        13
  Total current assets                         41        19        22         0         0

OTHER PROPERTY AND INVESTMENTS:
Investments in affiliates                       0
Investments in subsidiaries                     0
Non-utility property and plant, net            63        32        31
Price risk management assets                    0
Other                                           0
  Total other prop and investments             63        32        31         0         0

UTILITY PLANT:
Electric                                        0
Gas                                             0
Common                                          0
  Original cost                                 0         0         0         0         0
Acc depreciation                                0
  Net utility plant                             0         0         0         0         0

DEFERRED DEBITS:
Regulatory assets                               0
Goodwill, net                                   0
Other                                           0
  Total deferred debits                         0         0         0         0         0
    Total assets                              104        51        53         0         0


LG&E ENERGY SYSTEMS INC.                                                        Exhibit A
Consolidating Balance Sheet - Part 2
CAPITAL AND LIABILITIES
December 31, 1996


                                                            LG&E Home
                                                   Enertech  Services
                                          Totals       Inc.      Inc.    LNGCG     LNGCL
CURRENT LIABILITIES:
Long-term debt due w/in 1 year                  0
Notes payable                                   0
Accounts payable                                0
Trimble County settlement                       0
Dividends payable                               0
Accrued taxes                                 (76)      (67)       (9)
Accrued interest                                0
Intercompany accounts                       1,047       414       633
Price risk management liabilities               0
Other                                         286        57       229
  Total current liabilities                 1,257       404       853         0         0

LONG-TERM DEBT:
First mortgage bonds                            0
Unamortized premium                             0
  Total debt                                    0         0         0         0         0

DEFERRED CREDITS:
Accum deferred income taxes                    (4)                 (4)
ITC, in process of amortization                 0
Acc prov for pensions                           0
Cust advances for construction                  0
Regulatory liability                            0
Price risk management liabilities               0
Other                                           0
  Total deferred credits                       (4)        0        (4)        0         0

CUMULATIVE PREFERRED STOCK                      0

CAPITALIZATION:
Common stock                                    0
Common stock expense                            0
Additional paid-in capital                      0
Unreal loss on marketable securities            0
Retained earnings                          (1,149)     (353)     (796)
  Total common equity                      (1,149)     (353)     (796)        0         0
    Total capital and liabilities             104        51        53         0         0


LG&E ENERGY SYSTEMS INC.                                                        Exhibit A
Consolidating Income Statement - Part 2
Year Ended December 31, 1996


                                                            LG&E Home
                                                   Enertech  Services
                                          Totals       Inc.      Inc.    LNGCG     LNGCL
REVENUES:
Electric utility                                0
Gas utility                                     0
Energy marketing and trading                    0
Other                                       1,057       537       520
  Total revenues                            1,057       537       520         0         0

COST OF REVENUES:
Fuel and power purchased                        0
Gas supply expenses                             0
Energy marketing and trading                    0
Other                                         825       524       301
  Total cost of revenues                      825       524       301         0         0

Gross profit                                  232        13       219         0         0

OPERATING EXPENSES:
Operation and maintenance:
  Utility                                       0
  Non-utility                               2,035       549     1,438         5        43
Depreciation and amortization                  11         7         4
Non-recurring charges                           0
  Total operating expenses                  2,046       556     1,442         5        43

Equity in earnings                              0

OPERATING INCOME                           (1,814)     (543)   (1,223)       (5)      (43)

Interco chargebacks                             0

Other income and deductions                   131                                     131
Interco int income (expense)                    0
Interest expense and pfd dividends              0

INCOME BEFORE INCOME TAXES                 (1,683)     (543)   (1,223)       (5)       88

Income taxes                                 (617)     (190)     (427)

NET INCOME                                 (1,066)     (353)     (796)       (5)       88


LG&E ENERGY SYSTEMS INC.                                                        Exhibit A
Consolidating Statement of
  Retained Earnings - Part 2
Year Ended December 31, 1996


                                                            LG&E Home
                                                   Enertech  Services
                                          Totals       Inc.      Inc.    LNGCG     LNGCL
Beginning retained earnings                24,381                           590    23,791

Net income                                 (1,066)     (353)     (796)       (5)       88

Dividends                                 (24,464)                         (585)  (23,879)

Other                                           0

Ending retained earnings                   (1,149)     (353)     (796)        0         0


LG&E INTERNATIONAL INC.                                                                                       Exhibit A
Consolidating Balance Sheet
ASSETS
December 31, 1996
                                                                                                       (EWG)     (EWG)
                                                                LG&E                          LG&E      LG&E      LG&E
                                                              Inter-      LG&E               Power     Power  Power Ar-
                                                            national   Mendoza  LPI Ven-   Finance     Spain   gentina
                                          Totals     Adj's      Inc.  Services  ezuela I      Inc.      Inc.   I, Inc.
CURRENT ASSETS:
Cash and temporary investments                  0
Marketable securities                           0
Accounts receivable (net)                   2,132                                             2,132
Materials and supplies:
  Fuel                                          0
  Gas stored underground                        0
  Other                                         0
Price risk management assets                    0
Prepayments and other                          63                                                                    63
  Total current assets                      2,195         0         0         0         0     2,132         0        63

OTHER PROPERTY AND INVESTMENTS:
Investments in affiliates                  22,651                                                       4,453    18,198
Investments in subsidiaries                     0   (25,245)   25,245
Non-utility property and plant, net             0
Price risk management assets                    0
Other                                           0
  Total other prop and investments         22,651   (25,245)   25,245         0         0         0     4,453    18,198

UTILITY PLANT:
Electric                                        0
Gas                                             0
Common                                          0
  Original cost                                 0         0         0         0         0         0         0         0
Acc depreciation                                0
  Net utility plant                             0         0         0         0         0         0         0         0

DEFERRED DEBITS:
Regulatory assets                               0
Goodwill, net                                   0
Other                                       2,438                                                                 2,438
  Total deferred debits                     2,438         0         0         0         0         0         0     2,438
    Total assets                           27,284   (25,245)   25,245         0         0     2,132     4,453    20,699


LG&E INTERNATIONAL INC.                                                                                       Exhibit A
Consolidating Balance Sheet
CAPITAL AND LIABILITIES
December 31, 1996
                                                                                                       (EWG)     (EWG)
                                                                LG&E                          LG&E      LG&E      LG&E
                                                              Inter-      LG&E               Power     Power  Power Ar-
                                                            national   Mendoza  LPI Ven-   Finance     Spain   gentina
                                          Totals     Adj's      Inc.  Services  ezuela I      Inc.      Inc.   I, Inc.
CURRENT LIABILITIES:
Long-term debt due w/in 1 year                  0
Notes payable                                   0
Accounts payable                               29                   5                                       2        22
Trimble County settlement                       0
Dividends payable                               0
Accrued taxes                                (380)                152                           (34)      (80)     (418)
Accrued interest                                0
Intercompany accounts                       4,232               2,377         2               2,230       250      (627)
Price risk management liabilities               0
Other                                           0
  Total current liabilities                 3,881         0     2,534         2         0     2,196       172    (1,023)

LONG-TERM DEBT:
First mortgage bonds                            0
Unamortized premium                             0
  Total debt                                    0         0         0         0         0         0         0         0

DEFERRED CREDITS:
Accum deferred income taxes                   632                 (62)                                    (75)      769
ITC, in process of amortization                 0
Acc prov for pensions                           0
Cust advances for construction                  0
Regulatory liability                            0
Price risk management liabilities               0
Other                                           0
  Total deferred credits                      632         0       (62)        0         0         0       (75)      769

CUMULATIVE PREFERRED STOCK                      0

CAPITALIZATION:
Common stock                                    0
Common stock expense                            0
Additional paid-in capital                 24,462   (24,462)   24,462                                   4,500    19,962
Unreal loss on marketable securities            0
Retained earnings                          (1,691)     (783)   (1,689)       (2)                (64)     (144)      991
  Total common equity                      22,771   (25,245)   22,773        (2)        0       (64)    4,356    20,953
    Total capital and liabilities          27,284   (25,245)   25,245         0         0     2,132     4,453    20,699


LG&E INTERNATIONAL INC.                                                                                       Exhibit A
Consolidating Income Statement
Year Ended December 31, 1996
                                                                                                       (EWG)     (EWG)
                                                                LG&E                          LG&E      LG&E      LG&E
                                                              Inter-      LG&E               Power     Power  Power Ar-
                                                            national   Mendoza  LPI Ven-   Finance     Spain   gentina
                                          Totals     Adj's      Inc.  Services  ezuela I      Inc.      Inc.   I, Inc.
REVENUES:
Electric utility                                0
Gas utility                                     0
Energy marketing and trading                    0
Other                                           0
  Total revenues                                0         0         0         0         0         0         0         0

COST OF REVENUES:
Fuel and power purchased                        0
Gas supply expenses                             0
Energy marketing and trading                    0
Other                                           0
  Total cost of revenues                        0         0         0         0         0         0         0         0

Gross profit                                    0         0         0         0         0         0         0         0

OPERATING EXPENSES:
Operation and maintenance:
  Utility                                       0
  Non-utility                               1,680               1,433                           122         8       117
Depreciation and amortization                 174                                                                   174
Non-recurring charges                           0
  Total operating expenses                  1,854         0     1,433         0         0       122         8       291

Equity in earnings                          1,255      (504)      504                                     362       893

OPERATING INCOME                             (599)     (504)     (929)        0         0      (122)      354       602

Interco chargebacks                             0

Other income and deductions                    28                                                24                   4
Interco int income (expense)                    0
Interest expense and pfd dividends             69                                                                    69

INCOME BEFORE INCOME TAXES                   (640)     (504)     (929)        0         0       (98)      354       537

Income taxes                                 (213)               (502)                          (34)      124       199

NET INCOME                                   (427)     (504)     (427)        0         0       (64)      230       338


LG&E INTERNATIONAL INC.                                                                                       Exhibit A
Consolidating Statement of
  Retained Earnings
Year Ended December 31, 1996
                                                                                                       (EWG)     (EWG)
                                                                LG&E                          LG&E      LG&E      LG&E
                                                              Inter-      LG&E               Power     Power  Power Ar-
                                                            national   Mendoza  LPI Ven-   Finance     Spain   gentina
                                          Totals     Adj's      Inc.  Services  ezuela I      Inc.      Inc.   I, Inc.
Beginning retained earnings                (1,264)             (1,541)       (2)                         (374)      653

Net income                                   (427)     (504)     (427)        0         0       (64)      230       338

Dividends                                       0

Other                                           0      (279)      279

Ending retained earnings                   (1,691)     (783)   (1,689)       (2)        0       (64)     (144)      991


LG&E POWER INC.                                                                                     Exhibit A
Consolidating Balance Sheet - Part 1
ASSETS
December 31, 1996
                                                                                   (EWG)
                                                                LG&E    Ultra-      LG&E
                                                               Power   systems     Power      LG&E    Totals
                                                              Engr &  Const Co      Oper     Power      From
                                          Totals     Adj's     Const   Co, Inc  Services      Inc.    Part 2
CURRENT ASSETS:
Cash and temporary investments              8,405                  25                   4        17     8,359
Marketable securities                           0                   0                                       0
Accounts receivable (net)                  60,114                 132               2,889       175    56,918
Materials and supplies:
  Fuel                                          0                   0                                       0
  Gas stored underground                        0                   0                                       0
  Other                                         0                   0                                       0
Price risk management assets               25,060                   0                                  25,060
Prepayments and other                         251                   0                           401      (150)
  Total current assets                     93,830         0       157         0     2,893       593    90,187

OTHER PROPERTY AND INVESTMENTS:
Investments in affiliates                 103,448                   0                                 103,448
Investments in subsidiaries                     0  (146,549)        0                       141,158     5,391
Non-utility property and plant, net         2,645                   0                  72       442     2,131
Price risk management assets               27,825                   0                                  27,825
Other                                      10,019                   0              10,019                   0
  Total other prop and investments        143,937  (146,549)        0         0    10,091   141,600   138,795

UTILITY PLANT:
Electric                                        0                   0                                       0
Gas                                             0                   0                                       0
Common                                          0                   0                                       0
  Original cost                                 0         0         0         0         0         0         0
Acc depreciation                                0                   0                                       0
  Net utility plant                             0         0         0         0         0         0         0

DEFERRED DEBITS:
Regulatory assets                               0                   0                                       0
Goodwill, net                              14,077                   0                                  14,077
Other                                       3,245                   0                  11       150     3,084
  Total deferred debits                    17,322         0         0         0        11       150    17,161
    Total assets                          255,089  (146,549)      157         0    12,995   142,343   246,143


LG&E POWER INC.                                                                                     Exhibit A
Consolidating Balance Sheet - Part 1
CAPITAL AND LIABILITIES
December 31, 1996
                                                                                   (EWG)
                                                                LG&E    Ultra-      LG&E
                                                               Power   systems     Power      LG&E    Totals
                                                              Engr &  Const Co      Oper     Power      From
                                          Totals     Adj's     Const   Co, Inc  Services      Inc.    Part 2
CURRENT LIABILITIES:
Long-term debt due w/in 1 year                  0                   0                                       0
Notes payable                                   0                   0                                       0
Accounts payable                           63,482                 124                 658     1,646    61,054
Trimble County settlement                       0                   0                                       0
Dividends payable                               0                   0                                       0
Accrued taxes                              (2,313)             (3,617)              1,409      (155)       50
Accrued interest                                0                   0                                       0
Intercompany accounts                     (26,119)             (3,648)     (566)    5,340   (37,414)   10,169
Price risk management liabilities          22,128                   0                                  22,128
Other                                       6,718               1,410               1,084     1,002     3,222
  Total current liabilities                63,896         0    (5,731)     (566)    8,491   (34,921)   96,623

LONG-TERM DEBT:
First mortgage bonds                            0                   0                                       0
Unamortized premium                             0                   0                                       0
  Total debt                                    0         0         0         0         0         0         0

DEFERRED CREDITS:
Accum deferred income taxes                27,117              (9,015)      158      (804)   (4,053)   40,831
ITC, in process of amortization                 0                   0                                       0
Acc prov for pensions                           0                   0                                       0
Cust advances for construction                  0                   0                                       0
Regulatory liability                            0                   0                                       0
Price risk management liabilities          10,494                   0                                  10,494
Other                                      36,510               3,854                 550       254    31,852
  Total deferred credits                   74,121         0    (5,161)      158      (254)   (3,799)   83,177

CUMULATIVE PREFERRED STOCK                      0                   0                                       0

CAPITALIZATION:
Common stock                                    0      (304)      112       186         2                   4
Common stock expense                            0                   0                                       0
Additional paid-in capital                 61,034   (17,291)        0                        61,034    17,291
Unreal loss on marketable securities            0                   0                                       0
Retained earnings                          56,038  (128,954)   10,937       222     4,756   120,029    49,048
  Total common equity                     117,072  (146,549)   11,049       408     4,758   181,063    66,343
    Total capital and liabilities         255,089  (146,549)      157         0    12,995   142,343   246,143


LG&E POWER INC.                                                                                     Exhibit A
Consolidating Income Statement - Part 1
Year Ended December 31, 1996
                                                                                   (EWG)
                                                                LG&E    Ultra-      LG&E
                                                               Power   systems     Power      LG&E    Totals
                                                              Engr &  Const Co      Oper     Power      From
                                          Totals     Adj's     Const   Co, Inc  Services      Inc.    Part 2
REVENUES:
Electric utility                                0                   0                                       0
Gas utility                                     0                   0                                       0
Energy marketing and trading              352,307                   0                                 352,307
Other                                      29,889                 483              14,598              14,808
  Total revenues                          382,196         0       483         0    14,598         0   367,115

COST OF REVENUES:
Fuel and power purchased                        0                   0                                       0
Gas supply expenses                             0                   0                                       0
Energy marketing and trading              327,252                   0                                 327,252
Other                                      12,731                 501              11,014               1,216
  Total cost of revenues                  339,983         0       501         0    11,014         0   328,468

Gross profit                               42,213         0       (18)        0     3,584         0    38,647

OPERATING EXPENSES:
Operation and maintenance:
  Utility                                       0                   0                                       0
  Non-utility                              20,759                  25                 966     4,480    15,288
Depreciation and amortization               2,121                   0                 502       286     1,333
Non-recurring charges                           0                   0                                       0
  Total operating expenses                 22,880         0        25         0     1,468     4,766    16,621

Equity in earnings                         17,563   (50,283)        0                        50,283    17,563

OPERATING INCOME                           36,896   (50,283)      (43)        0     2,116    45,517    39,589

Interco chargebacks                        (1,900)                  0                        (1,026)     (874)

Other income and deductions                 1,209                  25       380                 209       595
Interco int income (expense)                   76                   0                            76         0
Interest expense and pfd dividends              0                   0                                       0

INCOME BEFORE INCOME TAXES                 36,281   (50,283)      (18)      380     2,116    44,776    39,310

Income taxes                               13,291                  (6)      158       883    (2,281)   14,537

NET INCOME                                 22,990   (50,283)      (12)      222     1,233    47,057    24,773


LG&E POWER INC.                                                                                     Exhibit A
Consolidating Statement of
  Retained Earnings - Part 1
Year Ended December 31, 1996
                                                                                   (EWG)
                                                                LG&E    Ultra-      LG&E
                                                               Power   systems     Power      LG&E    Totals
                                                              Engr &  Const Co      Oper     Power      From
                                          Totals     Adj's     Const   Co, Inc  Services      Inc.    Part 2
Beginning retained earnings                33,048              10,949               3,523    (5,699)   24,275

Net income                                 22,990   (50,283)      (12)      222     1,233    47,057    24,773

Dividends                                       0                   0                                       0

Other                                           0   (78,671)        0                        78,671         0

Ending retained earnings                   56,038  (128,954)   10,937       222     4,756   120,029    49,048


LG&E POWER INC.                                                       Exhibit A
Consolidating Balance Sheet - Part 2
ASSETS
December 31, 1996

                                                      LG&E      LG&E
                                                     Power     Power      LG&E
                                                     Oper-  Develop-  Power 15
                                          Totals    ations      ment      Inc.
CURRENT ASSETS:
Cash and temporary investments              8,359         0     8,359
Marketable securities                           0         0         0
Accounts receivable (net)                  56,918       695    56,223
Materials and supplies:
  Fuel                                          0         0         0
  Gas stored underground                        0         0         0
  Other                                         0         0         0
Price risk management assets               25,060         0    25,060
Prepayments and other                        (150)        0      (150)
  Total current assets                     90,187       695    89,492         0

OTHER PROPERTY AND INVESTMENTS:
Investments in affiliates                 103,448    93,396         0    10,052
Investments in subsidiaries                 5,391     2,696     2,695
Non-utility property and plant, net         2,131        86     2,045
Price risk management assets               27,825         0    27,825
Other                                           0         0         0
  Total other prop and investments        138,795    96,178    32,565    10,052

UTILITY PLANT:
Electric                                        0         0         0
Gas                                             0         0         0
Common                                          0         0         0
  Original cost                                 0         0         0         0
Acc depreciation                                0         0         0
  Net utility plant                             0         0         0         0

DEFERRED DEBITS:
Regulatory assets                               0         0         0
Goodwill, net                              14,077    14,077         0
Other                                       3,084         0     3,084
  Total deferred debits                    17,161    14,077     3,084         0
    Total assets                          246,143   110,950   125,141    10,052


LG&E POWER INC.                                                       Exhibit A
Consolidating Balance Sheet - Part 2
CAPITAL AND LIABILITIES
December 31, 1996

                                                      LG&E      LG&E
                                                     Power     Power      LG&E
                                                     Oper-  Develop-  Power 15
                                          Totals    ations      ment      Inc.
CURRENT LIABILITIES:
Long-term debt due w/in 1 year                  0         0         0
Notes payable                                   0         0         0
Accounts payable                           61,054       281    60,773
Trimble County settlement                       0         0         0
Dividends payable                               0         0         0
Accrued taxes                                  50    (1,313)    1,701      (338)
Accrued interest                                0         0         0
Intercompany accounts                      10,169     3,274     6,997      (102)
Price risk management liabilities          22,128         0    22,128
Other                                       3,222       327     2,895
  Total current liabilities                96,623     2,569    94,494      (440)

LONG-TERM DEBT:
First mortgage bonds                            0         0         0
Unamortized premium                             0         0         0
  Total debt                                    0         0         0         0

DEFERRED CREDITS:
Accum deferred income taxes                40,831    32,623     5,832     2,376
ITC, in process of amortization                 0         0         0
Acc prov for pensions                           0         0         0
Cust advances for construction                  0         0         0
Regulatory liability                            0         0         0
Price risk management liabilities          10,494         0    10,494
Other                                      31,852    28,800     3,052
  Total deferred credits                   83,177    61,423    19,378     2,376

CUMULATIVE PREFERRED STOCK                      0         0         0

CAPITALIZATION:
Common stock                                    4         4         0
Common stock expense                            0         0         0
Additional paid-in capital                 17,291     9,205     2,695     5,391
Unreal loss on marketable securities            0         0         0
Retained earnings                          49,048    37,749     8,574     2,725
  Total common equity                      66,343    46,958    11,269     8,116
    Total capital and liabilities         246,143   110,950   125,141    10,052


LG&E POWER INC.                                                       Exhibit A
Consolidating Income Statement - Part 2
Year Ended December 31, 1996

                                                      LG&E      LG&E
                                                     Power     Power      LG&E
                                                     Oper-  Develop-  Power 15
                                          Totals    ations      ment      Inc.
REVENUES:
Electric utility                                0         0         0
Gas utility                                     0         0         0
Energy marketing and trading              352,307         0   352,307
Other                                      14,808     3,358    11,450
  Total revenues                          367,115     3,358   363,757         0

COST OF REVENUES:
Fuel and power purchased                        0         0         0
Gas supply expenses                             0         0         0
Energy marketing and trading              327,252         0   327,252
Other                                       1,216     1,216         0
  Total cost of revenues                  328,468     1,216   327,252         0

Gross profit                               38,647     2,142    36,505         0

OPERATING EXPENSES:
Operation and maintenance:
  Utility                                       0         0         0
  Non-utility                              15,288     5,027    10,062       199
Depreciation and amortization               1,333       449       884
Non-recurring charges                           0         0         0
  Total operating expenses                 16,621     5,476    10,946       199

Equity in earnings                         17,563    14,552         0     3,011

OPERATING INCOME                           39,589    11,218    25,559     2,812

Interco chargebacks                          (874)     (874)        0

Other income and deductions                   595       218       377
Interco int income (expense)                    0         0         0
Interest expense and pfd dividends              0         0         0

INCOME BEFORE INCOME TAXES                 39,310    10,562    25,936     2,812

Income taxes                               14,537     2,551    10,819     1,167

NET INCOME                                 24,773     8,011    15,117     1,645


LG&E POWER INC.                                                       Exhibit A
Consolidating Statement of
  Retained Earnings - Part 2
Year Ended December 31, 1996

                                                      LG&E      LG&E
                                                     Power     Power      LG&E
                                                     Oper-  Develop-  Power 15
                                          Totals    ations      ment      Inc.
Beginning retained earnings                24,275    29,738    (6,543)    1,080

Net income                                 24,773     8,011    15,117     1,645

Dividends                                       0         0         0

Other                                           0         0         0

Ending retained earnings                   49,048    37,749     8,574     2,725


LG&E POWER DEVELOPMENT                                                Exhibit A
Consolidating Balance Sheet
ASSETS
December 31, 1996
                                                                         (EWG)
                                                                LG&E      LG&E
                                                               Power     Power
                                                            Develop-   Market-
                                          Totals     Adj's      ment   ing Inc
CURRENT ASSETS:
Cash and temporary investments              8,359                   1     8,358
Marketable securities                           0
Accounts receivable (net)                  56,223                  28    56,195
Materials and supplies:
  Fuel                                          0
  Gas stored underground                        0
  Other                                         0
Price risk management assets               25,060                        25,060
Prepayments and other                        (150)                         (150)
  Total current assets                     89,492         0        29    89,463

OTHER PROPERTY AND INVESTMENTS:
Investments in affiliates                       0
Investments in subsidiaries                 2,695   (11,585)   11,585     2,695
Non-utility property and plant, net         2,045                 370     1,675
Price risk management assets               27,825                        27,825
Other                                           0
  Total other prop and investments         32,565   (11,585)   11,955    32,195

UTILITY PLANT:
Electric                                        0
Gas                                             0
Common                                          0
  Original cost                                 0         0         0         0
Acc depreciation                                0
  Net utility plant                             0         0         0         0

DEFERRED DEBITS:
Regulatory assets                               0
Goodwill, net                                   0
Other                                       3,084               3,084
  Total deferred debits                     3,084         0     3,084         0
    Total assets                          125,141   (11,585)   15,068   121,658


LG&E POWER DEVELOPMENT                                                Exhibit A
Consolidating Balance Sheet
CAPITAL AND LIABILITIES
December 31, 1996
                                                                         (EWG)
                                                                LG&E      LG&E
                                                               Power     Power
                                                            Develop-   Market-
                                          Totals     Adj's      ment   ing Inc
CURRENT LIABILITIES:
Long-term debt due w/in 1 year                  0
Notes payable                                   0
Accounts payable                           60,773               1,176    59,597
Trimble County settlement                       0
Dividends payable                               0
Accrued taxes                               1,701               1,392       309
Accrued interest                                0
Intercompany accounts                       6,997                 457     6,540
Price risk management liabilities          22,128                        22,128
Other                                       2,895               2,815        80
  Total current liabilities                94,494         0     5,840    88,654

LONG-TERM DEBT:
First mortgage bonds                            0
Unamortized premium                             0
  Total debt                                    0         0         0         0

DEFERRED CREDITS:
Accum deferred income taxes                 5,832              (2,289)    8,121
ITC, in process of amortization                 0
Acc prov for pensions                           0
Cust advances for construction                  0
Regulatory liability                            0
Price risk management liabilities          10,494                        10,494
Other                                       3,052               2,943       109
  Total deferred credits                   19,378         0       654    18,724

CUMULATIVE PREFERRED STOCK                      0

CAPITALIZATION:
Common stock                                    0
Common stock expense                            0
Additional paid-in capital                  2,695                         2,695
Unreal loss on marketable securities            0
Retained earnings                           8,574   (11,585)    8,574    11,585
  Total common equity                      11,269   (11,585)    8,574    14,280
    Total capital and liabilities         125,141   (11,585)   15,068   121,658


LG&E POWER DEVELOPMENT                                                Exhibit A
Consolidating Income Statement
Year Ended December 31, 1996
                                                                         (EWG)
                                                                LG&E      LG&E
                                                               Power     Power
                                                            Develop-   Market-
                                          Totals     Adj's      ment   ing Inc
REVENUES:
Electric utility                                0
Gas utility                                     0
Energy marketing and trading              352,307                       352,307
Other                                      11,450               7,699     3,751
  Total revenues                          363,757         0     7,699   356,058

COST OF REVENUES:
Fuel and power purchased                        0
Gas supply expenses                             0
Energy marketing and trading              327,252                       327,252
Other                                           0                             0
  Total cost of revenues                  327,252         0         0   327,252

Gross profit                               36,505         0     7,699    28,806

OPERATING EXPENSES:
Operation and maintenance:
  Utility                                       0
  Non-utility                              10,062               2,351     7,711
Depreciation and amortization                 884                 200       684
Non-recurring charges                           0
  Total operating expenses                 10,946         0     2,551     8,395

Equity in earnings                              0   (11,897)   11,897

OPERATING INCOME                           25,559   (11,897)   17,045    20,411

Interco chargebacks                             0

Other income and deductions                   377                 363        14
Interco int income (expense)                    0
Interest expense and pfd dividends              0

INCOME BEFORE INCOME TAXES                 25,936   (11,897)   17,408    20,425

Income taxes                               10,819               2,291     8,528

NET INCOME                                 15,117   (11,897)   15,117    11,897


LG&E POWER DEVELOPMENT                                                Exhibit A
Consolidating Statement of
  Retained Earnings
Year Ended December 31, 1996
                                                                         (EWG)
                                                                LG&E      LG&E
                                                               Power     Power
                                                            Develop-   Market-
                                          Totals     Adj's      ment   ing Inc
Beginning retained earnings                (6,543)             (6,231)     (312)

Net income                                 15,117   (11,897)   15,117    11,897

Dividends                                       0

Other                                           0       312      (312)

Ending retained earnings                    8,574   (11,585)    8,574    11,585


LG&E POWER ENGINEERS & CONSTRUCTORS                                             Exhibit A
Consolidating Balance Sheet
ASSETS
December 31, 1996

                                                                LG&E      LG&E
                                                               Power     Power    Ultra-
                                                              Engr &     Const    Clean,
                                          Totals     Adj's     Const      Inc.      Inc.
CURRENT ASSETS:
Cash and temporary investments                 25                            25
Marketable securities                           0
Accounts receivable (net)                     132                 132
Materials and supplies:
  Fuel                                          0
  Gas stored underground                        0
  Other                                         0
Price risk management assets                    0
Prepayments and other                           0
  Total current assets                        157         0       132        25         0

OTHER PROPERTY AND INVESTMENTS:
Investments in affiliates                       0
Investments in subsidiaries                     0    (8,538)    8,538
Non-utility property and plant, net             0
Price risk management assets                    0
Other                                           0
  Total other prop and investments              0    (8,538)    8,538         0         0

UTILITY PLANT:
Electric                                        0
Gas                                             0
Common                                          0
  Original cost                                 0         0         0         0         0
Acc depreciation                                0
  Net utility plant                             0         0         0         0         0

DEFERRED DEBITS:
Regulatory assets                               0
Goodwill, net                                   0
Other                                           0
  Total deferred debits                         0         0         0         0         0
    Total assets                              157    (8,538)    8,670        25         0


LG&E POWER ENGINEERS & CONSTRUCTORS                                             Exhibit A
Consolidating Balance Sheet
CAPITAL AND LIABILITIES
December 31, 1996

                                                                LG&E      LG&E
                                                               Power     Power    Ultra-
                                                              Engr &     Const    Clean,
                                          Totals     Adj's     Const      Inc.      Inc.
CURRENT LIABILITIES:
Long-term debt due w/in 1 year                  0
Notes payable                                   0
Accounts payable                              124                 107        17
Trimble County settlement                       0
Dividends payable                               0
Accrued taxes                              (3,617)             (1,932)   (1,685)
Accrued interest                                0
Intercompany accounts                      (3,648)               (972)   (2,663)      (13)
Price risk management liabilities               0
Other                                       1,410               1,167       243
  Total current liabilities                (5,731)        0    (1,630)   (4,088)      (13)

LONG-TERM DEBT:
First mortgage bonds                            0
Unamortized premium                             0
  Total debt                                    0         0         0         0         0

DEFERRED CREDITS:
Accum deferred income taxes                (9,015)             (4,604)   (4,411)
ITC, in process of amortization                 0
Acc prov for pensions                           0
Cust advances for construction                  0
Regulatory liability                            0
Price risk management liabilities               0
Other                                       3,854               3,854
  Total deferred credits                   (5,161)        0      (750)   (4,411)        0

CUMULATIVE PREFERRED STOCK                      0

CAPITALIZATION:
Common stock                                  112        (2)      112         2
Common stock expense                            0
Additional paid-in capital                      0
Unreal loss on marketable securities            0
Retained earnings                          10,937    (8,536)   10,938     8,522        13
  Total common equity                      11,049    (8,538)   11,050     8,524        13
    Total capital and liabilities             157    (8,538)    8,670        25         0


LG&E POWER ENGINEERS & CONSTRUCTORS                                             Exhibit A
Consolidating Income Statement
Year Ended December 31, 1996

                                                                LG&E      LG&E
                                                               Power     Power    Ultra-
                                                              Engr &     Const    Clean,
                                          Totals     Adj's     Const      Inc.      Inc.
REVENUES:
Electric utility                                0
Gas utility                                     0
Energy marketing and trading                    0
Other                                         483      (131)      546        68
  Total revenues                              483      (131)      546        68         0

COST OF REVENUES:
Fuel and power purchased                        0
Gas supply expenses                             0
Energy marketing and trading                    0
Other                                         501      (131)      508       124
  Total cost of revenues                      501      (131)      508       124         0

Gross profit                                  (18)        0        38       (56)        0

OPERATING EXPENSES:
Operation and maintenance:
  Utility                                       0
  Non-utility                                  25                 (11)       36
Depreciation and amortization                   0
Non-recurring charges                           0
  Total operating expenses                     25         0       (11)       36         0

Equity in earnings                              0        52       (52)

OPERATING INCOME                              (43)       52        (3)      (92)        0

Interco chargebacks                             0

Other income and deductions                    25                  22         3
Interco int income (expense)                    0
Interest expense and pfd dividends              0

INCOME BEFORE INCOME TAXES                    (18)       52        19       (89)        0

Income taxes                                   (6)                 31       (37)

NET INCOME                                    (12)       52       (12)      (52)        0


LG&E POWER ENGINEERS & CONSTRUCTORS                                             Exhibit A
Consolidating Statement of
  Retained Earnings
Year Ended December 31, 1996

                                                                LG&E      LG&E
                                                               Power     Power    Ultra-
                                                              Engr &     Const    Clean,
                                          Totals     Adj's     Const      Inc.      Inc.
Beginning retained earnings                10,949               2,362     8,574        13

Net income                                    (12)       52       (12)      (52)        0

Dividends                                       0

Other                                           0    (8,588)    8,588

Ending retained earnings                   10,937    (8,536)   10,938     8,522        13


LG&E POWER OPERATIONS                                                                                         Exhibit A
Consolidating Balance Sheet - Part 1
ASSETS
December 31, 1996

                                                                LG&E                         (EWG)
                                                               Power      LG&E      LG&E      LG&E    Totals    Totals
                                                               Oper-   Power 5   Power 6  Power 11      From      From
                                          Totals     Adj's    ations      Inc.      Inc.      Inc.    Part 2    Part 3
CURRENT ASSETS:
Cash and temporary investments                  0                                                           0         0
Marketable securities                           0                                                           0         0
Accounts receivable (net)                     695                 695                                       0         0
Materials and supplies:
  Fuel                                          0                                                           0         0
  Gas stored underground                        0                                                           0         0
  Other                                         0                                                           0         0
Price risk management assets                    0                                                           0         0
Prepayments and other                           0                                                           0         0
  Total current assets                        695         0       695         0         0         0         0         0

OTHER PROPERTY AND INVESTMENTS:
Investments in affiliates                  93,396                                            13,804    38,806    40,786
Investments in subsidiaries                 2,696   (50,384)   53,080                                       0         0
Non-utility property and plant, net            86                  86                                       0         0
Price risk management assets                    0                                                           0         0
Other                                           0                                                           0         0
  Total other prop and investments         96,178   (50,384)   53,166         0         0    13,804    38,806    40,786

UTILITY PLANT:
Electric                                        0                                                           0         0
Gas                                             0                                                           0         0
Common                                          0                                                           0         0
  Original cost                                 0         0         0         0         0         0         0         0
Acc depreciation                                0                                                           0         0
  Net utility plant                             0         0         0         0         0         0         0         0

DEFERRED DEBITS:
Regulatory assets                               0                                                           0         0
Goodwill, net                              14,077              14,077                                       0         0
Other                                           0                                                           0         0
  Total deferred debits                    14,077         0    14,077         0         0         0         0         0
    Total assets                          110,950   (50,384)   67,938         0         0    13,804    38,806    40,786


LG&E POWER OPERATIONS                                                                                         Exhibit A
Consolidating Balance Sheet - Part 1
CAPITAL AND LIABILITIES
December 31, 1996

                                                                LG&E                         (EWG)
                                                               Power      LG&E      LG&E      LG&E    Totals    Totals
                                                               Oper-   Power 5   Power 6  Power 11      From      From
                                          Totals     Adj's    ations      Inc.      Inc.      Inc.    Part 2    Part 3
CURRENT LIABILITIES:
Long-term debt due w/in 1 year                  0                                                           0         0
Notes payable                                   0                                                           0         0
Accounts payable                              281                 281                                       0         0
Trimble County settlement                       0                                                           0         0
Dividends payable                               0                                                           0         0
Accrued taxes                              (1,313)             (2,670)    5,763     5,575       (64)  (10,169)      252
Accrued interest                                0                                                           0         0
Intercompany accounts                       3,274             (12,993)   (9,281)   (9,333)    7,998    22,034     4,849
Price risk management liabilities               0                                                           0         0
Other                                         327                 327                                       0         0
  Total current liabilities                 2,569         0   (15,055)   (3,518)   (3,758)    7,934    11,865     5,101

LONG-TERM DEBT:
First mortgage bonds                            0                                                           0         0
Unamortized premium                             0                                                           0         0
  Total debt                                    0         0         0         0         0         0         0         0

DEFERRED CREDITS:
Accum deferred income taxes                32,623               4,513    (1,398)   (1,238)    3,421    14,251    13,074
ITC, in process of amortization                 0                                                           0         0
Acc prov for pensions                           0                                                           0         0
Cust advances for construction                  0                                                           0         0
Regulatory liability                            0                                                           0         0
Price risk management liabilities               0                                                           0         0
Other                                      28,800              28,800                                       0         0
  Total deferred credits                   61,423         0    33,313    (1,398)   (1,238)    3,421    14,251    13,074

CUMULATIVE PREFERRED STOCK                      0                                                           0         0

CAPITALIZATION:
Common stock                                    4        (5)        3         3         3                   0         0
Common stock expense                            0                                                           0         0
Additional paid-in capital                  9,205    (6,508)    9,204                                       0     6,509
Unreal loss on marketable securities            0                                                           0         0
Retained earnings                          37,749   (43,871)   40,473     4,913     4,993     2,449    12,690    16,102
  Total common equity                      46,958   (50,384)   49,680     4,916     4,996     2,449    12,690    22,611
    Total capital and liabilities         110,950   (50,384)   67,938         0         0    13,804    38,806    40,786


LG&E POWER OPERATIONS                                                                                         Exhibit A
Consolidating Income Statement - Part 1
Year Ended December 31, 1996

                                                                LG&E                         (EWG)
                                                               Power      LG&E      LG&E      LG&E    Totals    Totals
                                                               Oper-   Power 5   Power 6  Power 11      From      From
                                          Totals     Adj's    ations      Inc.      Inc.      Inc.    Part 2    Part 3
REVENUES:
Electric utility                                0                                                           0         0
Gas utility                                     0                                                           0         0
Energy marketing and trading                    0                                                           0         0
Other                                       3,358               3,230                                       0       128
  Total revenues                            3,358         0     3,230         0         0         0         0       128

COST OF REVENUES:
Fuel and power purchased                        0                                                           0         0
Gas supply expenses                             0                                                           0         0
Energy marketing and trading                    0                                                           0         0
Other                                       1,216               1,216                                       0         0
  Total cost of revenues                    1,216         0     1,216         0         0         0         0         0

Gross profit                                2,142         0     2,014         0         0         0         0       128

OPERATING EXPENSES:
Operation and maintenance:
  Utility                                       0                                                           0         0
  Non-utility                               5,027               5,022                                       0         5
Depreciation and amortization                 449                 449                                       0         0
Non-recurring charges                           0                                                           0         0
  Total operating expenses                  5,476         0     5,471         0         0         0         0         5

Equity in earnings                         14,552   (12,223)   12,223       296       346     1,307     2,530    10,073

OPERATING INCOME                           11,218   (12,223)    8,766       296       346     1,307     2,530    10,196

Interco chargebacks                          (874)               (874)                                      0         0

Other income and deductions                   218                 199                                      19         0
Interco int income (expense)                    0                                                           0         0
Interest expense and pfd dividends              0                                                           0         0

INCOME BEFORE INCOME TAXES                 10,562   (12,223)    8,091       296       346     1,307     2,549    10,196

Income taxes                                2,551              (1,565)      123       143       543      (783)    4,090

NET INCOME                                  8,011   (12,223)    9,656       173       203       764     3,332     6,106


LG&E POWER OPERATIONS                                                                                         Exhibit A
Consolidating Statement of
  Retained Earnings - Part 1
Year Ended December 31, 1996

                                                                LG&E                         (EWG)
                                                               Power      LG&E      LG&E      LG&E    Totals    Totals
                                                               Oper-   Power 5   Power 6  Power 11      From      From
                                          Totals     Adj's    ations      Inc.      Inc.      Inc.    Part 2    Part 3
Beginning retained earnings                29,738                (831)    4,740     4,790     1,685     9,358     9,996

Net income                                  8,011   (12,223)    9,656       173       203       764     3,332     6,106

Dividends                                       0                                                           0         0

Other                                           0   (31,648)   31,648                                       0         0

Ending retained earnings                   37,749   (43,871)   40,473     4,913     4,993     2,449    12,690    16,102


LG&E POWER OPERATIONS                                                                                         Exhibit A
Consolidating Balance Sheet - Part 2
ASSETS
December 31, 1996
                                                                         (EWG)                                   (EWG)
                                                     (EWG)     (EWG)      LG&E                         (EWG)      LG&E
                                                      LG&E      LG&E  Power 21      LG&E      LG&E      LG&E  Power 31
                                                  Power 12  Power 21      Wind  Power 29  Power 30  Power 31      Wind
                                          Totals      Inc.      Inc.      Inc.      Inc.      Inc.      Inc.      Inc.
CURRENT ASSETS:
Cash and temporary investments                  0
Marketable securities                           0
Accounts receivable (net)                       0
Materials and supplies:
  Fuel                                          0
  Gas stored underground                        0
  Other                                         0
Price risk management assets                    0
Prepayments and other                           0
  Total current assets                          0         0         0         0         0         0         0         0

OTHER PROPERTY AND INVESTMENTS:
Investments in affiliates                  38,806    11,044       453    22,313                            42     4,954
Investments in subsidiaries                     0
Non-utility property and plant, net             0
Price risk management assets                    0
Other                                           0
  Total other prop and investments         38,806    11,044       453    22,313         0         0        42     4,954

UTILITY PLANT:
Electric                                        0
Gas                                             0
Common                                          0
  Original cost                                 0         0         0         0         0         0         0         0
Acc depreciation                                0
  Net utility plant                             0         0         0         0         0         0         0         0

DEFERRED DEBITS:
Regulatory assets                               0
Goodwill, net                                   0
Other                                           0
  Total deferred debits                         0         0         0         0         0         0         0         0
    Total assets                           38,806    11,044       453    22,313         0         0        42     4,954


LG&E POWER OPERATIONS                                                                                         Exhibit A
Consolidating Balance Sheet - Part 2
CAPITAL AND LIABILITIES
December 31, 1996
                                                                         (EWG)                                   (EWG)
                                                     (EWG)     (EWG)      LG&E                         (EWG)      LG&E
                                                      LG&E      LG&E  Power 21      LG&E      LG&E      LG&E  Power 31
                                                  Power 12  Power 21      Wind  Power 29  Power 30  Power 31      Wind
                                          Totals      Inc.      Inc.      Inc.      Inc.      Inc.      Inc.      Inc.
CURRENT LIABILITIES:
Long-term debt due w/in 1 year                  0
Notes payable                                   0
Accounts payable                                0
Trimble County settlement                       0
Dividends payable                               0
Accrued taxes                             (10,169)    1,358      (203)   (8,966)       16                 (44)   (2,330)
Accrued interest                                0
Intercompany accounts                      22,034       383       325    16,119      (176)                 37     5,346
Price risk management liabilities               0
Other                                           0
  Total current liabilities                11,865     1,741       122     7,153      (160)        0        (7)    3,016

LONG-TERM DEBT:
First mortgage bonds                            0
Unamortized premium                             0
  Total debt                                    0         0         0         0         0         0         0         0

DEFERRED CREDITS:
Accum deferred income taxes                14,251     3,425       204     8,856         2                  36     1,728
ITC, in process of amortization                 0
Acc prov for pensions                           0
Cust advances for construction                  0
Regulatory liability                            0
Price risk management liabilities               0
Other                                           0
  Total deferred credits                   14,251     3,425       204     8,856         2         0        36     1,728

CUMULATIVE PREFERRED STOCK                      0

CAPITALIZATION:
Common stock                                    0
Common stock expense                            0
Additional paid-in capital                      0
Unreal loss on marketable securities            0
Retained earnings                          12,690     5,878       127     6,304       158                  13       210
  Total common equity                      12,690     5,878       127     6,304       158         0        13       210
    Total capital and liabilities          38,806    11,044       453    22,313         0         0        42     4,954


LG&E POWER OPERATIONS                                                                                         Exhibit A
Consolidating Income Statement - Part 2
Year Ended December 31, 1996
                                                                         (EWG)                                   (EWG)
                                                     (EWG)     (EWG)      LG&E                         (EWG)      LG&E
                                                      LG&E      LG&E  Power 21      LG&E      LG&E      LG&E  Power 31
                                                  Power 12  Power 21      Wind  Power 29  Power 30  Power 31      Wind
                                          Totals      Inc.      Inc.      Inc.      Inc.      Inc.      Inc.      Inc.
REVENUES:
Electric utility                                0
Gas utility                                     0
Energy marketing and trading                    0
Other                                           0
  Total revenues                                0         0         0         0         0         0         0         0

COST OF REVENUES:
Fuel and power purchased                        0
Gas supply expenses                             0
Energy marketing and trading                    0
Other                                           0
  Total cost of revenues                        0         0         0         0         0         0         0         0

Gross profit                                    0         0         0         0         0         0         0         0

OPERATING EXPENSES:
Operation and maintenance:
  Utility                                       0
  Non-utility                                   0
Depreciation and amortization                   0
Non-recurring charges                           0
  Total operating expenses                      0         0         0         0         0         0         0         0

Equity in earnings                          2,530     2,706         6       300                           (11)     (471)

OPERATING INCOME                            2,530     2,706         6       300         0         0       (11)     (471)

Interco chargebacks                             0

Other income and deductions                    19                            19
Interco int income (expense)                    0
Interest expense and pfd dividends              0

INCOME BEFORE INCOME TAXES                  2,549     2,706         6       319         0         0       (11)     (471)

Income taxes                                 (783)    1,123       (27)   (1,346)                          (12)     (521)

NET INCOME                                  3,332     1,583        33     1,665         0         0         1        50


LG&E POWER OPERATIONS                                                                                         Exhibit A
Consolidating Statement of
  Retained Earnings - Part 2
Year Ended December 31, 1996
                                                                         (EWG)                                   (EWG)
                                                     (EWG)     (EWG)      LG&E                         (EWG)      LG&E
                                                      LG&E      LG&E  Power 21      LG&E      LG&E      LG&E  Power 31
                                                  Power 12  Power 21      Wind  Power 29  Power 30  Power 31      Wind
                                          Totals      Inc.      Inc.      Inc.      Inc.      Inc.      Inc.      Inc.
Beginning retained earnings                 9,358     4,295        94     4,639       158                  12       160

Net income                                  3,332     1,583        33     1,665         0         0         1        50

Dividends                                       0

Other                                           0

Ending retained earnings                   12,690     5,878       127     6,304       158         0        13       210


LG&E POWER OPERATIONS                                                                                         Exhibit A
Consolidating Balance Sheet - Part 3
ASSETS
December 31, 1996
                                                               (EWG)     (EWG)     (EWG)                         (EWG)
                                                     (EWG)      LG&E      LG&E      LG&E      LG&E     (EWG)      LG&E
                                                      LG&E    South-     Alta-     Hope-      Erie      LG&E     Power
                                                  Power 13    ampton     vista      well  Partners  Power 16   Roanoke
                                          Totals      Inc.      Inc.      Inc.      Inc.      Inc.      Inc.      Inc.
CURRENT ASSETS:
Cash and temporary investments                  0
Marketable securities                           0
Accounts receivable (net)                       0
Materials and supplies:
  Fuel                                          0
  Gas stored underground                        0
  Other                                         0
Price risk management assets                    0
Prepayments and other                           0
  Total current assets                          0         0         0         0         0         0         0         0

OTHER PROPERTY AND INVESTMENTS:
Investments in affiliates                  40,786    10,096       952       660       495                 282    28,301
Investments in subsidiaries                     0
Non-utility property and plant, net             0
Price risk management assets                    0
Other                                           0
  Total other prop and investments         40,786    10,096       952       660       495         0       282    28,301

UTILITY PLANT:
Electric                                        0
Gas                                             0
Common                                          0
  Original cost                                 0         0         0         0         0         0         0         0
Acc depreciation                                0
  Net utility plant                             0         0         0         0         0         0         0         0

DEFERRED DEBITS:
Regulatory assets                               0
Goodwill, net                                   0
Other                                           0
  Total deferred debits                         0         0         0         0         0         0         0         0
    Total assets                           40,786    10,096       952       660       495         0       282    28,301


LG&E POWER OPERATIONS                                                                                         Exhibit A
Consolidating Balance Sheet - Part 3
CAPITAL AND LIABILITIES
December 31, 1996
                                                               (EWG)     (EWG)     (EWG)                         (EWG)
                                                     (EWG)      LG&E      LG&E      LG&E      LG&E     (EWG)      LG&E
                                                      LG&E    South-     Alta-     Hope-      Erie      LG&E     Power
                                                  Power 13    ampton     vista      well  Partners  Power 16   Roanoke
                                          Totals      Inc.      Inc.      Inc.      Inc.      Inc.      Inc.      Inc.
CURRENT LIABILITIES:
Long-term debt due w/in 1 year                  0
Notes payable                                   0
Accounts payable                                0
Trimble County settlement                       0
Dividends payable                               0
Accrued taxes                                 252     1,299        24       183       173      (601)      (13)     (813)
Accrued interest                                0
Intercompany accounts                       4,849       375      (248)   (1,226)     (974)    1,368        57     5,497
Price risk management liabilities               0
Other                                           0
  Total current liabilities                 5,101     1,674      (224)   (1,043)     (801)      767        44     4,684

LONG-TERM DEBT:
First mortgage bonds                            0
Unamortized premium                             0
  Total debt                                    0         0         0         0         0         0         0         0

DEFERRED CREDITS:
Accum deferred income taxes                13,074     3,002       372       366       322        93        89     8,830
ITC, in process of amortization                 0
Acc prov for pensions                           0
Cust advances for construction                  0
Regulatory liability                            0
Price risk management liabilities               0
Other                                           0
  Total deferred credits                   13,074     3,002       372       366       322        93        89     8,830

CUMULATIVE PREFERRED STOCK                      0

CAPITALIZATION:
Common stock                                    0
Common stock expense                            0
Additional paid-in capital                  6,509                                                          65     6,444
Unreal loss on marketable securities            0
Retained earnings                          16,102     5,420       804     1,337       974      (860)       84     8,343
  Total common equity                      22,611     5,420       804     1,337       974      (860)      149    14,787
    Total capital and liabilities          40,786    10,096       952       660       495         0       282    28,301


LG&E POWER OPERATIONS                                                                                         Exhibit A
Consolidating Income Statement - Part 3
Year Ended December 31, 1996
                                                               (EWG)     (EWG)     (EWG)                         (EWG)
                                                     (EWG)      LG&E      LG&E      LG&E      LG&E     (EWG)      LG&E
                                                      LG&E    South-     Alta-     Hope-      Erie      LG&E     Power
                                                  Power 13    ampton     vista      well  Partners  Power 16   Roanoke
                                          Totals      Inc.      Inc.      Inc.      Inc.      Inc.      Inc.      Inc.
REVENUES:
Electric utility                                0
Gas utility                                     0
Energy marketing and trading                    0
Other                                         128                  43        43        42
  Total revenues                              128         0        43        43        42         0         0         0

COST OF REVENUES:
Fuel and power purchased                        0
Gas supply expenses                             0
Energy marketing and trading                    0
Other                                           0
  Total cost of revenues                        0         0         0         0         0         0         0         0

Gross profit                                  128         0        43        43        42         0         0         0

OPERATING EXPENSES:
Operation and maintenance:
  Utility                                       0
  Non-utility                                   5                                                           5
Depreciation and amortization                   0
Non-recurring charges                           0
  Total operating expenses                      5         0         0         0         0         0         5         0

Equity in earnings                         10,073     2,499       139       300       268                  67     6,800

OPERATING INCOME                           10,196     2,499       182       343       310         0        62     6,800

Interco chargebacks                             0

Other income and deductions                     0
Interco int income (expense)                    0
Interest expense and pfd dividends              0

INCOME BEFORE INCOME TAXES                 10,196     2,499       182       343       310         0        62     6,800

Income taxes                                4,090     1,037        75       143       129                  24     2,682

NET INCOME                                  6,106     1,462       107       200       181         0        38     4,118


LG&E POWER OPERATIONS                                                                                         Exhibit A
Consolidating Statement of
  Retained Earnings - Part 3
Year Ended December 31, 1996
                                                               (EWG)     (EWG)     (EWG)                         (EWG)
                                                     (EWG)      LG&E      LG&E      LG&E      LG&E     (EWG)      LG&E
                                                      LG&E    South-     Alta-     Hope-      Erie      LG&E     Power
                                                  Power 13    ampton     vista      well  Partners  Power 16   Roanoke
                                          Totals      Inc.      Inc.      Inc.      Inc.      Inc.      Inc.      Inc.
Beginning retained earnings                 9,996     3,958       697     1,137       793      (860)       46     4,225

Net income                                  6,106     1,462       107       200       181         0        38     4,118

Dividends                                       0

Other                                           0

Ending retained earnings                   16,102     5,420       804     1,337       974      (860)       84     8,343


LG&E ENERGY CORP.                                                                                             Exhibit A
Equity-Method Investees
  and Owners - Part 1
December 31, 1996
Equity-Method Investee                  Babcock-  Babcock-             San Mi-      LG&E      LG&E      LG&E      LG&E
                                         U'power    Ultra-      K.W.   guel De     West-     West-     West-     West-
                                            West     power   Tarifa,  Tucuman,  moreland  moreland  moreland  moreland
                                         Enfield  Jonesboro     S.A.      S.A.  Ren'laer  Altavista Altavista Hopewell

Owner                                                           LG&E      LG&E                          LG&E
                                            LG&E      LG&E     Power  Power Ar-     LG&E      LG&E     Alta-      LG&E
                                         Power 5   Power 6     Spain   gentina  Power 15  Power 12     vista  Power 13
                                            Inc.      Inc.      Inc.   I, Inc.      Inc.      Inc.      Inc.      Inc.
Ownership interest                             17%       17%       46%       33%       50%       45%        5%       45%

Ownership interest in $000s:
  Assets                                       12        23    31,111    19,354    54,407    41,079     4,564    41,759
  Revenue                                       0         0     3,897     7,160    23,957    10,587     1,176    10,346
  Net income (loss)                           196       246       362       892     3,126     2,863       318     2,610

Amounts equal totals reported by investees times ownership interest percents.


LG&E ENERGY CORP.                                                                                             Exhibit A
Equity-Method Investees
  and Owners - Part 2
December 31, 1996
Equity-Method Investee                      LG&E      LG&E      LG&E     Wind-     Wind-     West-     West-     Wind-
                                           West-     West-     West-     power     power  moreland  moreland     power
                                        moreland  moreland  moreland  Partners  Partners    - LG&E    - LG&E  Partners
                                        Hopewell  S'hampton S'hampton     1993      1993  Partners  Partners      1994

Owner                                       LG&E                LG&E                LG&E      LG&E
                                           Hope-      LG&E    South-      LG&E  Power 21     Power      LG&E      LG&E
                                            well  Power 11    ampton  Power 21      Wind   Roanoke  Power 16  Power 31
                                            Inc.      Inc.      Inc.      Inc.      Inc.      Inc.      Inc.      Inc.
Ownership interest                              5%       45%        5%        1%       49%       49%        1%        1%

Ownership interest in $000s:
  Assets                                    4,640    43,183     4,798       780    38,231   179,174     3,657       454
  Revenue                                   1,150    10,561     1,173       129     6,340    49,774     1,016        39
  Net income (loss)                           290     1,506       167        11       522     7,218       147       (20)

Amounts equal totals reported by investees times ownership interest percents.


LG&E ENERGY CORP.                                           Exhibit A
Equity-Method Investees
  and Owners - Part 3
December 31, 1996
Equity-Method Investee                               Wind-
                                                     power  UC Oper-
                                                  Partners     ating
                                                      1994  Services

Owner                                                 LG&E      LG&E
                                                  Power 31     Power
                                                      Wind      Oper
                                                      Inc.  Services
Ownership interest                                       24%       50%

Ownership interest in $000s:
  Assets                                             10,892         0
  Revenue                                               935         0
  Net income (loss)                                    (484)        0

Amounts equal totals reported by investees times ownership interest percents.


LG&E ENERGY CORP.                                                     Exhibit B
Financial Data Schedule
December 31, 1996


The information required by Exhibit B is presented below. This information is also included in Exhibit 27.

Total assets                                                          3,011,892

Total operating revenues                                              3,589,465

Net income                                                              104,003


LG&E POWER MARKETING INC.                                             Exhibit C
System Affiliation
December 31, 1996


                              LG&E Energy Corp.
                              (Kentucky corporation)
                                      |
     ---------------------------------|
    |                                 |
Louisville Gas and            LG&E Energy Systems Inc.
Electric Company              (Kentucky corporation)
(Kentucky corporation)                |
                                      |
                              LG&E Power Inc.
                              (Delaware corporation)
                                      |
               -----------------------|----------------------
              |                                             |
LG&E Power Operations Inc.                        LG&E Power Development Inc.
(California corporation)                          (California corporation)
              |                                             |
             50%                                            |
              |                                   LG&E Power Marketing Inc.
              |                                   (California corporation)
              |                                             |
              |                                             50%
               -------------- LG&E Power 15 Incorporated ----
                              (California corporation)
                                      |
                                    50%
                                      |
                              LG&E-Westmoreland Rensselaer
                              (California general partnership)


LG&E POWER GENERATION, L.P.                                           Exhibit C
System Affiliation
December 31, 1996


                              LG&E Energy Corp.
                              (Kentucky corporation)
                                      |
     ---------------------------------|
    |                                 |
Louisville Gas and            LG&E Energy Systems Inc.
Electric Company              (Kentucky corporation)
(Kentucky corporation)                |
                                      |
                              LG&E Power Inc.
                              (Delaware corporation)
                                      |
                                      |
                              LG&E Power Operations Inc.
                              (California corporation)
                                      |
               -----------------------|--------------------------
              |                                                 |
          LG&E Power 23                           LG&E Power Generation
          Incorporated                            Limited Inc.
          (California corporation)                (California corporation)
          (Dissolved)                             (Dissolved)
              |                                                 |
               -----------------------|--------------------------
                                      |
                              LG&E Power Generation, L.P.
                              (California limited partnership)
                              (To be dissolved)


WESTMORELAND - LG&E PARTNERS                                          Exhibit C
System Affiliation
December 31, 1996


                              LG&E Energy Corp.
                              (Kentucky corporation)
                                      |
     ---------------------------------|
    |                                 |
Louisville Gas and            LG&E Energy Systems Inc.
Electric Company              (Kentucky corporation)
(Kentucky corporation)                |
                                      |
                              LG&E Power Inc.
                              (Delaware corporation)
                                      |
                                      |
                              LG&E Power Operations Inc.
                              (California corporation)
                                      |
               -----------------------|--------------------------
              |                                                 |
          LG&E Power 16 Incorporated              LG&E Power Roanoke
          (California corporation)                Incorporated
              |                                   (California corporation)
              |                                                 |
             50%                                               50%
              |                                                 |
               -----------------------|--------------------------
                                      |
                              LG&E - Roanoke Valley, L.P.
                              (California limited partnership)
                                      |
                                    50%
                                      |
                              Westmoreland - LG&E Partners
                              (Virginia general partnership)


LG&E-WESTMORELAND RENSSELAER                                          Exhibit C
System Affiliation
December 31, 1996


                              LG&E Energy Corp.
                              (Kentucky corporation)
                                      |
     ---------------------------------|
    |                                 |
Louisville Gas and            LG&E Energy Systems Inc.
Electric Company              (Kentucky corporation)
(Kentucky corporation)                |
                                      |
                              LG&E Power Inc.
                              (Delaware corporation)
                                      |
               -----------------------|----------------------
              |                                             |
LG&E Power Operations Inc.                        LG&E Power Development Inc.
(California corporation)                          (California corporation)
              |                                             |
             50%                                            |
              |                                   LG&E Power Marketing Inc.
              |                                   (California corporation)
              |                                             |
              |                                             50%
               -------------- LG&E Power 15 Incorporated ----
                              (California corporation)
                                      |
                                    50%
                                      |
                              LG&E-Westmoreland Rensselaer
                              (California general partnership)


LG&E-WESTMORELAND ALTAVISTA                                           Exhibit C
System Affiliation
December 31, 1996


                              LG&E Energy Corp.
                              (Kentucky corporation)
                                      |
     ---------------------------------|
    |                                 |
Louisville Gas and            LG&E Energy Systems Inc.
Electric Company              (Kentucky corporation)
(Kentucky corporation)                |
                                      |
                              LG&E Power Inc.
                              (Delaware corporation)
                                      |
                                      |
                              LG&E Power Operations Inc.
                              (California corporation)
                                      |
               -----------------------|----------------------
              |                                             |
LG&E Power 12 Incorporated                        LG&E Altavista Incorporated
(California corporation)                          (California corporation)
              |                                             |
              |                                             20%
             45%                                            |
              |                                   LG&E Altavista L.P.
              |                                   (California limited
              |                                   partnership)
              |                                             |
              |                                             25%
               -------------- LG&E-Westmoreland Altavista ---
                              (California general
                              partnership)


LG&E-WESTMORELAND HOPEWELL                                            Exhibit C
System Affiliation
December 31, 1996


                              LG&E Energy Corp.
                              (Kentucky corporation)
                                      |
     ---------------------------------|
    |                                 |
Louisville Gas and            LG&E Energy Systems Inc.
Electric Company              (Kentucky corporation)
(Kentucky corporation)                |
                                      |
                              LG&E Power Inc.
                              (Delaware corporation)
                                      |
                                      |
                              LG&E Power Operations Inc.
                              (California corporation)
                                      |
               -----------------------|----------------------
              |                                             |
LG&E Power 13 Incorporated                        LG&E Hopewell Incorporated
(California corporation)                          (California corporation)
              |                                             |
              |                                             20%
             45%                                            |
              |                                   LG&E Hopewell L.P.
              |                                   (California limited
              |                                   partnership)
              |                                             |
              |                                             25%
               -------------- LG&E-Westmoreland Hopewell ---
                              (California general
                              partnership)


LG&E-WESTMORELAND SOUTHAMPTON                                         Exhibit C
System Affiliation
December 31, 1996


                              LG&E Energy Corp.
                              (Kentucky corporation)
                                      |
     ---------------------------------|
    |                                 |
Louisville Gas and            LG&E Energy Systems Inc.
Electric Company              (Kentucky corporation)
(Kentucky corporation)                |
                                      |
                              LG&E Power Inc.
                              (Delaware corporation)
                                      |
                                      |
                              LG&E Power Operations Inc.
                              (California corporation)
                                      |
               -----------------------|----------------------
              |                                             |
LG&E Power 11 Incorporated                        LG&E Southampton Incorporated
(California corporation)                          (California corporation)
              |                                             |
              |                                             20%
             45%                                            |
              |                                   LG&E Southampton L.P.
              |                                   (California limited
              |                                   partnership)
              |                                             |
              |                                             25%
               -------------- LG&E-Westmoreland Southampton -
                              (California general
                              partnership)


K.W. TARIFA, S.A.                                                     Exhibit C
System Affiliation
December 31, 1996


                              LG&E Energy Corp.
                              (Kentucky corporation)
                                      |
     ---------------------------------|
    |                                 |
Louisville Gas and            LG&E Energy Systems Inc.
Electric Company              (Kentucky corporation)
(Kentucky corporation)                |
                                      |
                              LG&E International Inc.
                              (Delaware corporation)
                                      |
                                      |
                              LG&E Power Spain Inc.
                              (Delaware corporation)
                                      |
                                    44%
                                      |
                              K.W. Tarifa, S.A.
                              (Spanish sociedad anomina)


CENTRAL TERMICA SAN MIGUEL                                            Exhibit C
DE TUCUMAN, S.A.
System Affiliation
December 31, 1996


                              LG&E Energy Corp.
                              (Kentucky corporation)
                                      |
     ---------------------------------|
    |                                 |
Louisville Gas and            LG&E Energy Systems Inc.
Electric Company              (Kentucky corporation)
(Kentucky corporation)                |
                                      |
                              LG&E International Inc.
                              (Delaware corporation)
                                      |
                                      |
                              LG&E Power Argentina I, Inc.
                              (Delaware corporation)
                                      |
                                    33%
                                      |
                    Central Termica San Miguel De Tucuman, S.A.
                              (Argentinian sociedad anomina)


LG&E POWER OPERATING SERVICES INC.                                    Exhibit C
System Affiliation
December 31, 1996

                              LG&E Energy Corp.
                              (Kentucky Corporation)
                                      |
     ---------------------------------|
    |                                 |
Louisville Gas and            LG&E Energy Systems Inc.
Electric Company              (Kentucky corporation)
(Kentucky corporation)                |
                                      |
                              LG&E Power Inc.
                              (Delaware corporation)
                                      |
                                      |
                              LG&E Power Operating
                              Services Inc.
                              (California corporation)


Windpower Partners 1993 L.P.                                          Exhibit C
System Affiliation
December 31, 1996


                              LG&E Energy Corp.
                              (Kentucky corporation)
                                      |
     ---------------------------------|
    |                                 |
Louisville Gas and            LG&E Energy Systems Inc.
Electric Company              (Kentucky corporation)
(Kentucky corporation)                |
                                      |
                              LG&E Power Inc.
                              (Delaware corporation)
                                      |
                                      |
                              LG&E Power Operations Inc.
                              (California corporation)
                                      |
               -----------------------|----------------------
              |                                             |
LG&E Power 21 Incorporated------------|           LG&E Power 21 Wind Inc.
(California corporation)              |           (California corporation)
              |                       |                     |
              |                       1%                    99%
           .5% G.P.                   |                     |
              |                       |---------- LG&E Power 21 L.P.
              |                                   (California limited
              |                                   partnership)
              |                                             |
              |                                             49.5%
               -------------- Windpower Partners 1993 L.P.---
                              (a Delaware L.P.)


Windpower Partners 1994 L.P.                                          Exhibit C
System Affiliation
December 31, 1996


                              LG&E Energy Corp.
                              (Kentucky corporation)
                                      |
     ---------------------------------|
    |                                 |
Louisville Gas and            LG&E Energy Systems Inc.
Electric Company              (Kentucky corporation)
(Kentucky corporation)                |
                                      |
                              LG&E Power Inc.
                              (Delaware corporation)
                                      |
                                      |
                              LG&E Power Operations Inc.
                              (California corporation)
                                      |
               -----------------------|----------------------
              |                                             |
LG&E Power 31 Incorporated------------|           LG&E Power 31 Wind Inc.
(California corporation)              |           (California corporation)
              |                       |                     |
              |                       1%                    99%
          .33% G.P.                   |                     |
              |                       |---------- LG&E Power 31 L.P.
              |                                   (California limited
              |                                   partnership)
              |                                             |
              |                                             24.67%
               -------------- Windpower Partners 1994 L.P.---
                              (a Delaware L.P.)